UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Midstates Petroleum Company, Inc.
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MIDSTATES PETROLEUM COMPANY, INC.

321 South Boston Avenue, Suite 1000
Tulsa, Oklahoma 74103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Midstates Petroleum Company, Inc.:

Notice is hereby given that the 2018 Annual Meeting of Stockholders of Midstates Petroleum Company, Inc. (the “Company”) will be held at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, on June 1, 2018, at 9:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1.              To elect eight directors.

2.              To approve, on a non-binding advisory basis, the compensation of our named executive officers.

3.              To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for 2018.

4.              To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting, or any adjournment or postponement thereof, only if you were a stockholder of record at the close of business on April 30, 2018.

YOUR VOTE IS IMPORTANT

Please vote over the internet at www.proxyvote.com or by phone at 1-800-690-6903 promptly so that your shares may be voted in accordance with your wishes and so that we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card at the website or telephone number provided above, which you may complete, sign and return by mail.

By Order of the Board of Directors,

/s/ David J. Sambrooks
David J. Sambrooks
President, Chief Executive Officer and Director
Tulsa, Oklahoma
April 30, 2018

321 South Boston Avenue, Suite 1000
Tulsa, Oklahoma 74103

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of the Company (the “Board of Directors” or the “Board”) requests your proxy for the Annual Meeting that will be held on June 1, 2018 at 9:00 a.m. Central Time, at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. The proxy materials, including this proxy statement (the “Proxy Statement”), proxy card or voting instructions and our 2017 annual report, are being distributed and made available on or about April 30, 2018.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy. You may revoke the proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the proxy, or by signing and delivering to the Corporate Secretary of the Company a proxy with a later date. Your attendance at the Annual Meeting will not revoke the proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the proxy is exercised or unless you vote your shares in person at the Annual Meeting.

Stockholders of Record and Beneficial Owners

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials, including a proxy card, is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting.

Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the proxy materials by mail from the stockholder of record should follow the instructions included in the proxy materials to transmit voting instructions.

QUORUM AND VOTING

Voting Stock. The Company’s common stock, par value $0.01 per share (the “common stock”), is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the Record Date (defined below) is entitled to one vote.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 30, 2018 (the “Record Date”). As of the Record Date, 25,153,381 shares of common stock were outstanding and entitled to vote at the Annual Meeting.

Quorum and Adjournments. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If a quorum is not present, the Chairman of the meeting or a majority of the outstanding shares of common stock entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Vote Required. Directors will be elected by the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted at the Annual Meeting (“Proposal ONE”). The proposal seeking approval, on a non-binding advisory basis, of the Compensation of our named executive officers (“Proposal TWO”) requires the affirmative vote of the holders of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on the matter. The proposal seeking ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2018 (“Proposal THREE”) requires the affirmative vote of the holders of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on the matter. Collectively, Proposal ONE, TWO, and THREE may be referred to as the “Proposals.”

An automated system that Broadridge Financial Solutions administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners (a “broker non-vote”), but they are not permitted to vote on non-discretionary items absent instructions from the beneficial owner. Broker non-votes generally occur because the broker (i) does not receive voting instructions from the beneficial owner and (ii) lacks discretionary authority to vote the shares. Brokers do not have discretionary voting authority with respect to Proposals ONE or TWO of this Proxy Statement. For Proposal THREE, ratification of the appointment of the Company’s independent registered public accounting firm, brokers will have discretionary authority in the absence of timely instructions from their customers. Abstentions (i.e., if you or your broker marks “ABSTAIN” on a proxy) and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. However, (1) broker non-votes will not have any effect on the outcome of Proposals ONE or THREE and (2) abstentions will have the effect of votes cast against on Proposals TWO and THREE and will not have any effect on Proposal ONE.

Default Voting. A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted FOR each of the director nominees listed in Proposal ONE and FOR Proposals TWO and THREE.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

In this Proxy Statement, the terms “Company,” “Midstates,” “we,” “us,” “our,” and similar terms refer to Midstates Petroleum Company, Inc. and Midstates Petroleum Company LLC unless the context indicates otherwise.  Midstates Petroleum Company, Inc. was incorporated pursuant to the laws of the State of Delaware on October 25, 2011 to become a holding company for Midstates Petroleum Company LLC. On April 30, 2016, we filed voluntary petitions (the “Chapter 11 Cases”) for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). On October 21, 2016 (the “Effective Date”), following the Bankruptcy Court’s approval of a plan of reorganization, we emerged from bankruptcy.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following individuals for election as directors of the Company to serve for a one year term beginning at the Annual Meeting and expiring at the annual meeting to be held in 2019:

David J. Sambrooks

Alan J. Carr

Frederic F. Brace

Patrice D. Douglas

Neal P. Goldman

Michael S. Reddin

Todd R. Snyder

Bruce H. Vincent

Each of the above nominees is currently serving as a director of the Company. Biographical information for each nominee is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

Required Vote

The election of directors in this proposal requires the affirmative vote of the holders of a majority of the shares of common stock present and entitled to be voted at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.

Recommendation

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Proposal One—Election of Directors” above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Title
David J. Sambrooks	59	President & Chief Executive Officer and Director
Alan J. Carr(l)(2)	48	Chairman and Director
Frederic F. Brace	60	Director
Patrice D. Douglas(1)(3)	55	Director
Neal P. Goldman(2)	48	Director
Michael S. Reddin (1)(2)	58	Director
Todd R. Snyder(1)(3)	55	Director
Bruce H. Vincent(3)	70	Director
Scott C. Weatherholt	40	Executive Vice President - General Counsel & Corporate Secretary
Amelia K. Harding	48	Vice President - Human Resources & Administration
Richard W. McCullough	38	Vice President & Chief Accounting Officer

(1)                                 Member of the Nominating and Governance Committee.

(2)                                 Member of the Compensation Committee.

(3)                                 Member of the Audit Committee.

The Company’s Board of Directors currently consists of eight members. The Company’s directors serve for a one-year term. Directors may be removed from office either for or without cause upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Company entitled to vote generally for the election of directors.

Set forth below is biographical information about each of the Company’s executive officers, directors and nominees for director.

David J. Sambrooks has served as our President and Chief Executive Officer and as a member of our Board of Directors since November 1, 2017.  Mr. Sambrooks has over 37 years of experience in the energy industry. Most recently he served as the President, Chief Executive Officer and a member of the Board of Directors of Sabine Oil & Gas Corporation (including its predecessor, Sabine Oil & Gas LLC, which was formerly known as NFR Energy LLC) from May 2007 to October 2016 (in July 2015, Sabine Oil & Gas Corporation and certain subsidiaries filed for protection under Chapter 11 of the Bankruptcy Code and emerged from bankruptcy in August 2016).  In his roles at Sabine, Mr. Sambrooks led strategic, financial, operational, business development and organizational efforts. Mr. Sambrooks previously served as Vice President and General Manager of the Southern Division for Devon Energy Corporation as well as Vice President and General Manager of Devon’s International Division from 2001 to 2007.  Prior to Devon, Mr. Sambrooks’ career included key leadership and technical roles in domestic and international operations with Santa Fe Energy Resources, Oryx Energy and Sun Oil Company.  Mr. Sambrooks holds a Bachelor of Science degree in Mechanical Engineering from The University of Texas at Austin, and a Master of Business Administration from The University of Houston.  Mr. Sambrooks serves as board president of the non-profit Communities In Schools of Houston and has served as a board member and volunteer for various non-profit organizations.  We believe Mr. Sambrooks’ experience in the energy industry and in representing public and private companies as a director brings valuable insight, experience and skill to our Board of Directors.

Alan J. Carr has served as a member of our Board of Directors since March 9, 2015. Mr. Carr is an investment professional with over twenty years of experience working from the principal and advisor side on complex, process-intensive financial situations. Mr. Carr is the founder of Drivetrain Advisors, a fiduciary services firm that supports the investment community in legally- and process-intensive investments as a representative, director, or trustee. Prior to founding Drivetrain Advisors in 2013, Mr. Carr was a Managing Director at Strategic Value Partners, LLC where he led financial restructurings for companies in North America and Europe, working in both the US and Europe over nine years. Prior to joining Strategic Value Partners, Mr. Carr was a corporate attorney at Skadden, Arps, Slate, Meagher & Flom. Mr. Carr currently serves on the boards of directors of Tidewater Inc., Atlas Iron Limited and Verso Corporation and has previously served on the board of numerous public and private companies. Mr. Carr has experience serving on boards of a variety of companies in North America, Europe and Asia. He received his B.A. in Economics and Sociology from Brandeis University in 1992 and his J.D. from Tulane Law School in 1995. We believe Mr. Carr’s extensive financial expertise and experience in representing public and private companies brings important experience and skill to our Board of Directors.

Frederic F. Brace served as our President and Chief Executive Officer from October 21, 2016 to November 1, 2017 and has served as a member of our Board of Directors since March 9, 2015.  Mr. Brace previously served as Interim President and Chief Executive Officer from March 2015 through October 20, 2016.  On April 30, 2016, Midstates filed for protection under Chapter 11 of the Bankruptcy Code and emerged from bankruptcy on October 21, 2016.  Upon emergence from bankruptcy, Mr. Brace was named as the Company’s President and Chief Executive Officer.  Mr. Brace has over twenty years of experience in business management and board representations. He is currently Chairman and Chief Executive Officer of Beaucastel LLC and Sangfroid Advisors Ltd. Previously, Mr. Brace worked for Niko Resources, Ltd., an oil and gas company, from August 2013 to December 2014 serving first as Senior Advisor and then as President of the company. From 2010 through March 2012, Mr. Brace held various executive officer positions with The Great Atlantic & Pacific Tea Company, a retail food business (in December 2010, The Great Atlantic & Pacific Tea Company filed for protection under Chapter 11 of the Bankruptcy Code, and it emerged from bankruptcy in March 2012).  From 1988 to 2008, Mr. Brace worked at the UAL Corporation (now United Continental Holdings, Inc.), the parent company of United Airlines, Inc. and Continental Airlines, Inc., where he served as Executive Vice President and Chief Financial Officer of UAL Corporation and United Airlines, Inc. from 2002 to 2008. From 2012 to August 2013 Mr. Brace worked as an independent consultant. Mr. Brace is currently a member of the board of directors of Anixter International and iHeartMedia, Inc. and has previously served on the board of numerous public and private companies. He received his BS in Industrial Engineering from the University of Michigan in 1980 and his MBA with a specialization in finance from the University of Chicago Graduate School of Business in 1982. We believe Mr. Brace’s knowledge of the energy industry and expertise in representing public and private companies allows him to provide valuable insights to our Board of Directors.

Patrice D. Douglas has served as a member of our Board of Directors since October 21, 2016. Mrs. Douglas is an attorney with the law firm of Spencer Fane LLP, where she is Of Counsel. Mrs. Douglas currently serves as a member of the board of directors of Bank SNB. She previously was a Commissioner at the Oklahoma Corporation Commission, where she served as Vice-Chairman from February 2014 to January 2015 and as Chairman from August 2012 to February 2014. Her prior professional experience includes service as an Executive Vice President of First Fidelity Bank from April 2008 to October 2011, and as President, Greater OKC Metro Market, of SpiritBank from 2004 to 2008. Mrs. Douglas was elected Mayor of the City of Edmond, Oklahoma in April 2009 and served for two consecutive terms. Ms. Douglas earned a B.S. degree in computer information systems from Oklahoma Christian University, and a J.D. from the University of Oklahoma College of Law. We believe Mrs. Douglas’ extensive financial expertise and experience in representing both public and private companies, as well as her roles in public service, allow her to bring important experience, skill and insight to our Board of Directors.

Neal P. Goldman has served as a member of our Board of Directors since October 21, 2016 and is currently the Managing Member of SAGE Capital Investments, LLC, a consulting firm specializing in independent board of director services, turnaround consulting, strategic planning, and special situation investments. Mr. Goldman was a Managing Director at Och Ziff Capital Management, L.P. from 2014 to 2016 and a Founding Partner of Brigade Capital Management, LLC from July 2007 to 2012, which he helped build to over $12 billion in assets under management. Prior to this, Mr. Goldman was a Portfolio Manager at Mackay Shields, LLC and also held various positions at Salomon Brothers Inc., both as a mergers and acquisitions banker and as an investor in the high yield trading group. Throughout his career, Mr. Goldman has held numerous board representations including roles as an independent member of the boards of directors of Lightsquared, Inc., Pimco Income Strategy Fund I & II, and Catalyst Paper Corporation as well as a member of the boards of directors of Jacuzzi Brands and NII Holdings, Inc.  Mr. Goldman currently serves as Chairman of the Board of Stone Energy Corporation, and is a member of the board of directors of Ultra Petroleum Corporation and Ditech Holding Corporation.  Mr. Goldman received a B.A. from the University of Michigan and a M.B.A. from the University of Illinois. We believe Mr. Goldman’s extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to our Board of Directors.

Michael S. Reddin has served as a member of our Board of Directors since October 21, 2016.  Mr. Reddin has extensive experience as an executive in the oil and gas industry, having served as the President and Chief Executive Officer of Davis Petroleum Corp from 2009 to 2016, as President and Chief Executive Officer of Kerogen Resources, Inc. from 2008 to 2009, and in two separate Vice President roles for BP America, Inc. before that.  Prior to joining BP, Mr. Reddin held technical, commercial and management roles of increasing responsibility for ARCO Oil and Gas Company and Vastar Resources, Inc.  Mr. Reddin currently serves as an independent director on the boards of Ridge Runner Resources, LLC, Southcross Holdings GP, LLC and Energy XXI Gulf Coast, Inc.  He is the former Chairman of the Board of Energy XXI Gulf Coast, Inc., where he also served as interim Chief Executive Officer while a permanent CEO was being recruited in early 2017.  Mr. Reddin previously served as a director on the boards of Berry Petroleum Company, Gulfport Energy, Davis Petroleum Corp., and Kerogen Resources, Inc. Mr. Reddin received a B.S. degree in Mechanical Engineering from Texas A&M University. We believe Mr. Reddin’s experience in the energy industry and expertise in representing public and private companies brings important experience and skill to our Board of Directors.

Todd R. Snyder has served as a member of our Board of Directors since October 21, 2016. Mr. Snyder is the founder and Senior Managing Partner of TRS Advisors LLC.  Previously, Mr. Snyder was the Executive Vice Chairman of North American GFA and Co-Chair of the North American Debt Advisory and Restructuring Group of Rothschild Inc., a leading international investment banking and financial advisory firm. Mr. Snyder has been an advisor to companies in restructurings and reorganizations for thirty years and has been instrumental in a diverse selection of complex transactions, including reorganizations, restructurings, financings, spinoffs, workouts, exchange offers, mergers, divestitures and management-led buyouts. Before joining Rothschild in March 2000, Mr. Snyder was a Managing Director in the Restructuring and Reorganization group at Peter J. Solomon Company and a Managing Director at KPMG Peat Marwick in the Corporate Recovery Group, where he also was the National Director of the Corporate Recovery Practice for Governmental Enterprises (regulated and privatizing industries). Prior to moving to the investment banking field, Mr. Snyder practiced law in the Business Reorganization department of Weil, Gotshal & Manges. Mr. Snyder currently serves as an independent member on the board of directors of EcoStim Energy Solutions.  Mr. Snyder received a B.A. degree from Wesleyan University and a J.D. from the University of Pennsylvania Law School. We believe Mr. Snyder’s extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to our Board of Directors.

Bruce H. Vincent has served as a member of our Board of Directors since October 21, 2016. Mr. Vincent served as a director of Swift Energy Company from May 2005 until February 2015 and as President of Swift Energy Company from November 2004 until February 2015. Mr. Vincent previously served in a variety of strategic roles for Swift Energy Company, including as Secretary from February 2008 until August 2012 and from August 2000 until May 2005, as Executive Vice President—Corporate Development from August 2000 to November 2004, and as Senior Vice President—Funds Management from 1990 (when he joined Swift Energy Company) to 2000. Mr. Vincent has previously served as chairman of the Independent Petroleum Association of America and continues to serve on their board of directors as well as a member of the National Petroleum Council. Mr. Vincent previously served as a director on the boards of Peninsula Resources Corporation, Tangent Oil & Gas, and Energy Assets International.  Mr. Vincent received a B.A. degree from Duke University and a MBA degree from the University of Houston. We believe Mr. Vincent’s experience in the energy industry and expertise in representing public companies brings important experience and skill to our Board of Directors.

Scott C. Weatherholt joined the Company in February 2015 and currently serves as its Executive Vice President - General Counsel & Corporate Secretary and Executive Vice President - Land.  Prior to joining Midstates, Mr. Weatherholt served as an attorney at Samson Resources, located in Tulsa, Oklahoma from May 2005 to February 2015, where he most recently held the position of Assistant General Counsel and oversaw the company’s corporate transactional legal matters, mergers and acquisitions, as well as had managerial responsibility for Samson’s Land Administration and Division Order Departments.  Prior to Samson, Mr. Weatherholt was engaged in the private practice of law in Tulsa, Oklahoma with the Pray Walker law firm, with an emphasis upon energy and royalty owner litigation. Mr. Weatherholt graduated from the University of Oklahoma Michael F. Price College of Business with a B.B.A. degree in Finance as well as the University of Oklahoma College of Law where he received his Juris Doctorate degree. Mr. Weatherholt is a member of the American Bar Association, Oklahoma Bar Association as well as the Association of Corporate Counsel. Mr. Weatherholt serves as a member of the board of directors of the Oklahoma Independent Petroleum Association and is a member of the board of directors of the State Chamber of Oklahoma.

Amelia K. Harding joined the Company in September 2015 and currently serves as our Vice President - Human Resources & Administration. Prior to joining Midstates, Ms. Harding worked as the General Manager, Human Resources for Samson Resources from March 2012 through September 2015 where she oversaw all human resources and organizational development activities for the company. Prior to this role, Ms. Harding served as the Manager, Employee Relations and Recruiting for Samson Resources Company from June 2009 through February 2012. Preceding those positions, Ms. Harding led the human resources teams for Southwest United Industries Inc., and KOPCO Inc., from 1998-2009. She received her Bachelor of Business Administration degree in Management from Fort Hays State University, and her Master of Human Resources and Organization Development from the University of Oklahoma.  Ms. Harding is a certified Senior Professional in Human Resources, certified facilitator for both CCL 360 Assessment and DiSC and a member of SHRM.

Richard W. McCullough joined Midstates in April 2015 and currently serves as its Vice President and Chief Accounting Officer.  Prior to joining Midstates, from January 2013 to March 2015, Mr. McCullough was the Controller of Corporate Accounting and Reporting for Samson Resources, located in Tulsa, Oklahoma, where he oversaw various activities associated with the financial reporting and accounting functions of the company. From March 2012 through December 2012, Mr. McCullough was the Vice President of Finance and Accounting at Caballo Energy, a private equity backed midstream company and from August 2009 through March 2012, was the Manager of Financial Reporting for Alliance Resource Partners, L.P., both located in Tulsa, Oklahoma.  Prior to his time with Alliance Resource Partners, Mr. McCullough worked in the Tulsa Office of Grant Thornton LLP from January 2003 through August 2009 on a variety of clients, including public midstream companies.  Mr. McCullough graduated from Oklahoma State University with a B.S. degree and a M.S degree in Accounting and is a Certified Public Accountant.

MEETINGS AND COMMITTEES OF DIRECTORS

The Board of Directors held 11 meetings during 2017, and its independent directors met in executive session 7 times during 2017. During 2017, each of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.  Additionally, the Board created one special committee that was formed during 2017 for the sole purpose of assisting the Board in the Company’s Chief Executive Officer search.

Audit Committee. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.midstatespetroleum.com.

The members of the Audit Committee are Messrs. Vincent (Chairman) and Snyder and Mrs. Douglas. The Audit Committee held 8 meetings during 2017.

Compensation Committee. Responsibilities of the Compensation Committee, which are discussed in detail in the “Compensation Committee Charter” that is posted on the Company’s website at www.midstatespetroleum.com, include among other duties, the responsibility to:

•                  periodically review the compensation, employee benefit plans and fringe benefits paid to, or provided for, executive officers of the Company;

•                  approve the annual salaries, bonuses and share-based awards paid to the Company’s executive officers;

•                  periodically review and recommend to the full Board of Directors total compensation for each non-employee director for services as a member of the Board of Directors and its committees; and

•                  exercise oversight of all matters of executive compensation policy.

The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine in an informational or advisory capacity.

Our Chief Executive Officer annually reviews the competitive pay, position and the performance of each member of senior management other than himself, taking into consideration third party compensation survey data and other input from the Compensation Committee’s independent compensation consultant.  Our Chief Executive Officer’s conclusions and recommendations, including those for base salary adjustments and award amounts for the current year and target annual award amounts for the next year under our bonus plan, are presented to the Compensation Committee. The Compensation Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers and other officers at or above the vice president level. The Compensation Committee may exercise its discretion in modifying any compensation adjustment or awards to any executive officer, including reducing or increasing the payment amount for one or more components of such awards.

Our Board of Directors annually considers the performance of our Chief Executive Officer.  The Compensation Committee determines all components of our Chief Executive Officer’s compensation and meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer.

The members of the Compensation Committee are Messrs. Goldman (Chairman), Carr and Reddin. The Compensation Committee held 8 meetings during 2017.

Nominating and Governance Committee. The Nominating and Governance Committee assists the Board of Directors in evaluating potential new members of the Board of Directors, recommending committee members and structure, and advising the Board of Directors about corporate governance practices. Additional information regarding the functions performed by the Nominating and Governance Committee is set forth in the “Corporate Governance” section included herein and also in the “Nominating and Governance Committee Charter” that is posted on the Company’s website at www.midstatespetroleum.com.

The Nominating and Governance Committee has several methods of identifying Board candidates. First, the committee considers and evaluates whether or not the existing directors whose terms are expiring remain appropriate candidates for the Board. Second, the committee requests from time to time that its members and the other Board members identify possible candidates. Third, the committee has the authority to retain one or more search firms to aid in its search. The search firm assists the Board in identifying potential Board candidates, interviewing those candidates and conducting investigations relative to their background and qualifications.

The members of the Nominating and Governance Committee are Mrs. Douglas (Chairwoman) and Messrs. Carr, Reddin and Snyder. The Nominating and Governance Committee held 6 meetings during 2017.

CEO Search Committee.  In addition to its three standing committees, during 2017 the Board of Directors established a CEO Search Committee.  The CEO Search Committee was formed on January 30, 2017 to assist the Board of Directors in a search for a Chief Executive Officer for the Company.  The Compensation Committee convened on February 8, 2017, and with input from its independent compensation consultant, established the compensation to be paid to the members of the CEO Search Committee.  The members of the CEO Search Committee were Messrs. Snyder (Chairman), Goldman, Vincent and Mrs. Douglas. Mr. Brace served on the CEO Search Committee as an ex-officio member.  The CEO Search Committee held 5 meetings during 2017.  On October 31, 2017, the CEO Search Committee was terminated by the Board as Mr. Sambrooks, the Company’s current President and Chief Executive Officer, had been selected and started his employment with the Company on November 1, 2017.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or “CD&A,” provides information about our compensation objectives and policies for (i) any individual who served as our Chief Executive Officer or our Chief Financial Officer during 2017, (ii) our three other most highly compensated executive officers, or, if fewer than three executive officers are employed by us on the last day of the year, such lesser number of executive officers, and (iii) any former executive officer who would have been one of our three most highly-compensated executive officers during 2017 but for the fact the executive was no longer providing services to us at the end of 2017. We refer to the aforementioned individuals throughout this discussion as the “Named Executive Officers” or “NEOs” and their names, titles and positions are as follows:

Name	Title and Position
David J. Sambrooks	President & Chief Executive Officer
Frederic F. Brace	Former President & Chief Executive Officer
Nelson M. Haight	Former Executive Vice President & Chief Financial Officer
Mitchell G. Elkins	Former Executive Vice President - Operations
Scott C. Weatherholt	Executive Vice President - General Counsel & Corporate Secretary
Richard W. McCullough	Vice President & Chief Accounting Officer
Amelia K. Harding	Vice President—Human Resources & Administration

Effective November 1, 2017, Mr. Brace resigned from employment with the Company but continues to serve on our Board of Directors.  Simultaneous with Mr. Brace’s resignation, Mr. Sambrooks was appointed President & Chief Executive Officer of the Company.  Effective June 15, 2017, Mr. Haight resigned from employment with the Company. Mr. Elkins’ employment with the Company ended on January 23, 2018.

This CD&A focuses primarily on the information in the tables below and related footnotes, as well as the supplemental narratives, relating to the fiscal year ended December 31, 2017.

EXECUTIVE SUMMARY

2017 Performance Highlights

Our executive management team performed well in 2017 and laid the groundwork for creating stockholder value moving forward. The following are key highlights of our achievements during fiscal year 2017:

• Maintained strong, delevered balance sheet throughout 2017.

• Uplisted the Company’s common stock to the NYSE Big Board on May 4, 2017.

• Achieved average daily production of 22,148 barrels of oil equivalent per day (“Boepd”) in 2017, firmly within guidance and on budget.

• Generated Adjusted EBITDA, before acquisition and transaction costs, of $128.2 million in 2017.

• Rationalized portfolio through divestment of non-core Lincoln County, Oklahoma producing properties and initiated strategic alternatives process for non-core Anadarko Basin assets.

• Set market-focused strategy aimed at reducing costs, generating free cash flow, improving liquidity and focusing activity to maximize optionality.

Summary Of 2017 Executive Compensation

The following lists key compensation highlights and decisions for our Chief Executive Officer and our Named Executive Officers in 2017:

•                  The Compensation Committee, which consists entirely of independent directors, determines the total amount and appropriate mix of compensation for our executive officers, including the Named Executive Officers. We believe that our compensation program is designed so that pay is commensurate with the level of performance generated, with incentive compensation representing the majority of total compensation. Accordingly, as of December 31, 2017, our Chief Executive Officer had 84.06% of his pay “at risk” or “variable” and dependent upon Company and stock price performance, as well as his individual performance. The other Named Executive Officers who remain employed with the Company had, on average, 82.87% of their pay “at risk” or “variable.”

Note:  For the Chief Executive Officer, the above chart reflects his 2017 base salary and annual incentive target, and the actual grant date fair value of his long-term incentive, granted in November 2017 and intended to cover his 2017 and 2018 grants.  For other NEOs who remain employed with the Company, the above chart reflects the average of their base salaries and target bonuses, as well as the target grant date fair value of their post-emergence 2016 long-term incentive grants.  These post-emergence 2016 long-term incentive grants were intended to cover the balance of the 2016 calendar year as well as the 2017 performance year.  The Company intends to make annual long-term incentive grants going forward.

•                 The only executive to receive a salary increase from 2016 to 2017 was Richard W. McCullough, in connection with the increased scope of his role.  His increase was 9.8%.

•                 As discussed in more detail under “Elements of the Executive Compensation Program,” our Named Executive officers, as well as other Company employees, are eligible to receive a cash incentive payment based upon the Company’s performance relative to pre-established goals or Key Performance Indicators (“KPIs”). The table below sets forth our actual 2017 performance measures approved by the Compensation Committee.  Our performance resulted in an annual cash incentive award payout of 54.2% of target for certain of our Named Executive Officers reflecting our pay for performance philosophy.

Performance Measure	Weight	Threshold	Target	Maximum
Production Volume (BOEPD)	30%	20,700	22,400	24,100
Reserve Replacement Cost ($/BOE)	25%	$13.00	$9.00	$5.00
Full Program IRR	25%	20%	30%	45%
Lease Operating Expense ($/BOE)	10%	$9.55	$8.30	$7.05
G&A Expense (Cash) - $MM	10%	$25.8	$24.0	$22.2
Total	100%	N/A	N/A	N/A

•                  Following the Company’s emergence from Chapter 11 in 2016, the current Named Executive Officers, with the exception of Mr. Sambrooks (who was appointed on November 1, 2017) received a portion of their income in the form of non-qualified stock options and time-based restricted stock units (“RSUs”), representing 50% of the grant date value. Both the stock options and time-based RSUs vested as to 1/6 of the award on April 21, 2017, an additional 1/6 of the award vested on October 21, 2017, an additional 1/3 of the award will vest on October 21, 2018, and the final 1/3 of the award will vest on October 21, 2019.  The stock options have an exercise price equal to $19.66 per share, which was the fair market value of a share of the Company’s common stock as of the grant date, which was October 21, 2016.

•                  Upon his hiring on November 1, 2017, Mr. Sambrooks, our Chief Executive Officer, received a grant of time-based RSUs and performance-based RSUs, weighted at one-third and two-thirds, respectively.  The time-based RSUs vest ratably on each of the first three anniversaries of the date of grant.  Mr. Sambrooks’ performance-based RSUs are subject to cliff vesting at the conclusion of a three-year performance period, dependent upon the Company’s absolute and relative total stockholder return (“TSR”) achievement.

Compensation Objectives and Core Elements

Our primary executive compensation objectives are to attract, motivate and retain key leaders, reward current performance, drive future performance and align the long-term interests of our executives with those of our stockholders. In pursuing these objectives, the Compensation Committee uses certain guiding principles in designing the specific elements of the executive compensation program.

Consistent with these principles, the core elements of our executive compensation program consist of:

•                                          Cash compensation, in the form of market competitive base salary and an annual incentive opportunity tied to certain KPIs, selected annually by the Compensation Committee to align the Company with goals established to achieve a desired result and for delivering stockholder value. In 2017, these KPIs included, production volumes, reserve replacement cost, full program internal rate of return (“IRR”), Lease Operating Expense, and G&A Expense relative to pre-established goals; and

•                                          Long-term equity compensation, in the form of non-qualified stock options, and time-based restricted stock units and performance-based restricted stock units.

Other benefits are provided to the Named Executive Officers that are generally consistent with those provided to other employees of the Company, including health plans and retirement benefits.

This CD&A is intended to facilitate a better understanding of the detailed information provided in our executive compensation tables that follow by analyzing such data within the context of our overall compensation program.

To guide the discussion and analysis, we have organized our CD&A after this “Executive Summary” into the following sections:

•                                          Executive Compensation Program Roles and Responsibilities — This section describes the respective oversight roles and responsibilities of the Compensation Committee and the Compensation Committee’s independent compensation consultant.

•                                          Executive Compensation Program Objectives and Principles — This section describes the objectives that guide our compensation programs and discusses the individual principles the Compensation Committee has established to drive our achievement of those objectives. This includes how compensation is benchmarked to market reference points.

•                                          Executive Compensation Processes and Decision Making — This section sets forth the processes undertaken by our Compensation Committee as it evaluates our executive compensation program and plans and makes decisions regarding the compensation elements and levels applicable to our senior leaders.

•                                          Elements of the Executive Compensation Program — This section discusses the individual elements of our compensation program for the Named Executive Officers, including base salary, annual cash incentive opportunity, long-term equity incentives, severance benefits and specific discussion of the Chief Executive Officer’s compensation for 2018, as well as a discussion of any 2018 compensation decisions affecting our Named Executive Officers who remain employed with the Company other than the Chief Executive Officer.

•                                          Additional Executive Compensation Information — This section includes an overview of other important executive compensation programs and policies, including executive stock ownership guidelines, certain other benefits available to our Named Executive Officers, employment agreements, and tax and accounting implications.

Say-on-Pay and Say-When on Pay Advisory Votes

At our annual meeting of stockholders in May 24, 2017, our stockholders were provided the opportunity to cast a non-binding advisory vote on executive compensation (a “say-on-pay” vote). Through this say-on-pay vote, in which we received approximately 97.63% approval, our stockholders reaffirmed their strong support for our executive compensation program and practices. Following the say-on-pay vote, the Compensation Committee considered these results of this vote and concluded that the Company’s executive compensation program provides a competitive pay-for-performance package that effectively incentivizes our Named Executive Officers, encourages long-term retention and aligns the interests of management with those of our stockholders. In 2017, we introduced performance-based RSUs to our executive compensation program by awarding them to Mr. Sambrooks when he was appointed as our President and Chief Executive Officer.  Mr. Sambrooks’ performance-based RSUs cliff vest in three years from the grant date of November 1, 2017 and are based in part upon absolute TSR and in part upon relative TSR compared to a selected peer group.  Additionally, in March 2018 the Compensation Committee awarded certain of our Named Executive Officers with performance-based RSUs which cliff vest after a three-year period that are tied to relative TSR of our common stock as compared to our Compensation Peer Group (articulated below under “—Executive Compensation Program Objectives and Principles”) over that period.

At our annual meeting of stockholders on May 23, 2014, we conducted a non-binding advisory vote on the frequency of future say-on-pay votes (a “say-when-on-pay” vote), and approximately 99.02% of votes were cast in favor of the Company holding an annual say-on-pay vote.  Our next say-when-on-pay vote will be conducted at the 2020 annual meeting of stockholders.

Executive Compensation Program Roles and Responsibilities

Our executive compensation program is administered by the Compensation Committee. Consistent with the NYSE corporate governance listing standards, the Compensation Committee is composed entirely of independent, non-employee Board members.

As reflected in its charter, the Compensation Committee has overall responsibility for setting the compensation for our Chief Executive Officer and, in consultation with the Chief Executive Officer, for setting the compensation of our other executive officers, including the Named Executive Officers.

Role of the Compensation Committee

The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, Chief Executive Officer or officer compensation, including employment contracts and change in control provisions. The Compensation Committee has sole authority to approve the consultant’s fees and other retention terms and has authority to cause the Company to pay the fees and expenses of such consultants. During 2017, the Compensation Committee engaged the services of Lyons, Benenson & Company, Inc. (“LB&Co.”) for compensation consulting services. In selecting LB&Co. as its compensation consultant, the Compensation Committee assessed the independence of LB&Co. pursuant to Securities and Exchange Commission (“SEC”) rules and considered, among other things, whether the consultant provides any other services to us, the policies of the consultant that are designed to prevent any conflict of interest between the consultant, the Compensation Committee and us, any personal or business relationship between the consultant and any member of the Compensation Committee or between the consultant and one of our executive officers and whether the consultant owns any shares of our common stock. The terms of LB&Co.’s engagement are set forth in a separate engagement agreement that provides, among other things, that the consultant is engaged by, and reports only to, the Compensation Committee and will perform the compensation advisory services requested by the Compensation Committee. LB&Co. does not provide any other services to the Company, and the Compensation Committee concluded that we do not have any conflicts of interest with LB&Co.

Role of the Independent Compensation Consultant

LB&Co. has been retained to advise the Compensation Committee on all aspects of our executive compensation program, and they provide no other services to the Company. The services they provide include:

•                                          Reviewing and advising the Company on its compensation philosophy, strategy and program, and evaluating how well our compensation programs adhere to the philosophies and principles articulated below under “—Executive Compensation Program Objectives and Principles.”

•                                          Providing advice and counsel on best practices in compensation and corporate governance and keeping the Company and the Compensation Committee apprised of trends, developments, legislation and regulations affecting executive and director compensation.

•                                          Providing and analyzing competitive market compensation data, including that of our peer group.

•                                          Analyzing the effectiveness of executive compensation programs in supporting the Company’s compensation philosophy and strategy and making recommendations, as appropriate.

•                                          Assisting in the design and negotiation of executive employment agreements, as applicable.

•                                          Analyzing the appropriateness of the compensation peer group.

•                                          Conducting a risk assessment of the Company’s incentive compensation plans and programs at least annually and making recommendations, as appropriate.

The Compensation Committee does not adopt all recommendations given by LB&Co. but uses their work as a reference in exercising its own judgment with respect to its own executive compensation actions and decisions. LB&Co. meets privately with the Compensation Committee at its request. Our management provides information to LB&Co. but does not direct or oversee their activities with respect to our executive compensation program.

Compensation Consultant Conflict of Interest Assessment

As required by rules adopted by the SEC under the Dodd-Frank Act, the Compensation Committee assessed all relevant factors and determined that the work of LB&Co. did not raise any conflict of interest in 2017. In making this determination, the Compensation Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act.

The Compensation Committee Charter is available online at:  https://ir.midstatespetroleum.com/governance-docs.

Role of the Chief Executive Officer

In making determinations regarding compensation for our Named Executive Officers other than our Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer and the input received from LB&Co.  The Chief Executive Officer recommends compensation (including the compensation provisions of employment agreements for those who have them) for the Named Executive Officers (other than himself) as well as for all others whose compensation is determined by the Compensation Committee.  In making these recommendations, the Chief Executive Officer assesses the performance of each executive, considers each executive’s responsibilities and compensation in relation to other officers of the Company, and reviews publicly available information as well as third party compensation survey data to evaluate the competitive marketplace for talent.  In making these recommendations, our Chief Executive Officer takes into account the role and responsibilities of each executive, their relative achievements during the performance year, their appraised potential and competitive compensation data developed by LB&Co. that is drawn from our Compensation Peer Group and publicly-available surveys.

The Compensation Committee determines the compensation of the Chief Executive Officer without management input, but is assisted in this determination by LB&Co.  Compensation of the Chief Executive Officer is approved by the Compensation Committee, but is also reviewed by the other non-employee, independent members of the Board.

Executive Compensation Program Objectives and Principles

Our primary compensation objectives are to attract, motivate and retain key leaders, reward current performance, drive future performance and align the long-term interests of our executives with those of our stockholders. While the individual compensation elements may differ, the design of the executive compensation program is generally based on the same objectives as the overall compensation program provided to all our employees. The Compensation Committee has established the following principles, which are meant to affect these compensation objectives and guide the design and administration of specific plans, agreements and arrangements for our executives, including the Named Executive Officers.

Compensation Should be Performance-Based

The Compensation Committee believes that a portion of our executives’ total compensation should be “at risk” and tied to how well they perform individually, while other metrics should be “at risk” based on how well the Company performs relative to applicable financial and non-financial objectives. To accomplish this, the Compensation Committee uses a variety of targeted, performance-based compensation vehicles in our executive compensation program that are specifically designed to incorporate performance criteria that promote our annual operating plan and long-term business strategy, build long-term stockholder value and discourage excessive risk-taking.

As the Compensation Committee believes that there should be a strong correlation between executive pay and Company performance, in years when our performance exceeds objectives established for the relevant performance period, executive officers should be paid more than 100% of the established target award. Conversely, when performance does not meet the established objectives, incentive award payments should be less than 100% of the established target level or eliminated altogether if performance is below threshold performance levels.

Compensation Should Reinforce Our Business Objectives and Values

Our goal is to increase stockholder value by focusing our activity, reducing costs, generating free cash flow and improving our liquidity.  We seek to achieve these goals through the following strategies:

•                  Prudently develop our core Mississippian Lime assets.

•                  Maintain a low and effective cost structure.

•                  Utilize our technical and operating expertise to enhance returns.

•                  Maintain a strong, delevered balance sheet.

•                  Apply rigorous investment analysis to capital allocation decisions.

The Compensation Committee considers these strategies, as well as the Company’s risk tolerance, when identifying the appropriate incentive measures and when assigning individual goals and objectives to the Named Executive Officers.

Performance-Based Compensation Should be Benchmarked

Our executive compensation program is designed to reward achievement of the approved goals and to attract, retain and motivate our leaders in a competitive talent market. The Compensation Committee examines the executive compensation of a group of peer companies (our “Compensation Peer Group”) to stay current with market pay practices and trends, and to understand the competitiveness of our total compensation and its various elements. The Compensation Committee reviews at least annually the Compensation Peer Group to confirm that it includes companies that are comparable to Midstates on the basis of industry focus, scope of operations, size (based on revenues) and the competitive marketplace for talent. We use this data solely for informational purposes and do not target a specific percentile or make significant pay decisions based on market data alone. Although we believe this information can be helpful, we recognize that benchmarking is not always reliable and is subject to significant change from one year to the next, particularly for companies whose revenues are dependent upon changing commodity prices.

In October 2017, LB&Co. recommended and the Compensation Committee adopted the Compensation Peer Group for Midstates, which is comprised of 16 companies from the Oil and Gas Exploration and Production Global Industrial Classification Standards, or “GICS,” Sub-Industry.  The 2017 Compensation Peer Group includes the following companies:

Approach Resources, Inc.	Matador Resources Company
Bill Barrett Corporation	Parsley Energy, Inc.
Bonanza Creek Energy Inc.	PDC Energy, Inc.
Callon Petroleum Company	Penn Virginia Corporation
Comstock Resources, Inc.	RSP Permian, Inc.
Halcón Resources Corporation	Sanchez Energy Corporation
Jones Energy, Inc.	SandRidge Energy, Inc.
Laredo Petroleum, Inc.	SilverBow Resources, Inc.

The process for creating the Compensation Peer Group began by compiling an initial sample of potential comparable organizations from current peers and relevant competitors based on GICS Sub-Industries.  LB&Co. then used a top-down, multi-stage filtering approach to distill the comparable sample and establish the Compensation Peer Group.  The first filter imposed a revenue requirement between $115 and $702 million.  The second filter required that the average three-year TSR be above the Oil and Gas Exploration and Production GICS Sub-Industry median.  The third filter focused on key financial performance indicators, such as revenue CAGR, three-year average return on invested capital and three-year average operating margin.  The final filter focused on core business and strategic alignment criteria.  In developing the Compensation Peer Group, LB&Co. used the filters as guidelines, in an effort to bring as many relevant, high-performing companies as possible into the peer group, while also being mindful of ensuring that the most relevant competitors, in terms of the marketplace for products, services and talent, are also included.

Compensation Levels Should be Market Competitive

To encourage building long-term stockholder value and attracting and retaining executive talent, at least once each year the Compensation Committee reviews market compensation survey data compiled and prepared by third parties and summarized by management, which is also reviewed by the Compensation Committee’s compensation consultant, as well as market compensation proxy and survey data compiled by LB&Co. to evaluate how and whether our executive compensation program is market competitive. The market data used by the Compensation Committee comes from the proxy statements of the Compensation Peer Group as well as broad-based survey data from various sources including Willis Towers Watson, US Mercer Total Compensation Survey for the Energy Sector and Effective Compensation Inc.

The Compensation Committee uses this proxy and survey data to benchmark our executives’ base salary, annual bonus opportunities, total cash compensation, long-term incentive opportunities and total direct compensation. Additionally, the Compensation Committee uses the data to evaluate how, for each executive position, the Compensation Committee’s compensation actions are appropriate, reasonable and consistent with the Company’s philosophy, practices and policies, considering the various labor markets in which we compete for executives.

The Compensation Committee believes that compensation should be reasonable, appropriate and competitive, however we do not target a specific percentile in setting our setting target compensation.  Rather, the Compensation Committee considers all relevant proxy and survey data, Company and individual performance, and internal equity within Midstates to arrive at the appropriate total direct compensation opportunities for each of our Named Executive Officers, including our Chief Executive Officer.

Incentive Compensation Should Represent the Majority of Total Compensation

The Compensation Committee believes that the proportion of an executive’s total compensation that is “at risk” based on individual, division, function and/or corporate performance should increase in line with the scope and level of the executive’s business responsibilities. Following our emergence from bankruptcy in 2016, all of our Named Executive Officers received long-term incentive grants in the form of non-qualified stock options and time-based RSUs for the balance of the 2016 calendar year as well as for the 2017 calendar year.  Following the initial, post-emergence grants, the Compensation Committee did not award any long-term incentive grants during 2017 other than to new hires (including Mr. Sambrooks as our President and Chief Executive Officer).  Excluding our Chief Executive Officer, on average, 82.87% of the total target direct compensation opportunity of our Named Executive Officers who remain employed with the Company was at risk, inclusive of post-emergence equity awards granted to such Named Executive Officers for 2016 and calendar year 2017.

The Compensation Committee believes that the Chief Executive Officer’s “at risk” compensation should be a higher percentage of total direct compensation compared to the other Named Executive Officers (on average) in light of the position’s strategic focus, global governance and management responsibilities and accompanying risks. Some 84.06% of the total target compensation of our Chief Executive Officer, who was hired on November 1, 2017, was variable and at risk.

The following table presents the percentage of each Named Executive Officer’s total target-direct compensation for 2017 that was “at risk” as of the time of award.

Named Executive Officer	Percent of Fiscal 2017 Pay “At Risk”(1)
David Sambrooks	84.06	%(2)
Frederic F. Brace	N/A	(3)
Nelson M. Haight	N/A	(3)
Scott C. Weatherholt	84.48	%(4)
Amelia K. Harding	84.47	%(4)
Richard W. McCullough	78.51	%(4)
Mitchell G. Elkins	89.53	%(4)

N/A - Not Applicable
(1)

Calculated by dividing (i) the sum of the 2017 annual incentive opportunity and target long-term incentive opportunity by (ii) the sum of the 2017 base salary, 2017 target annual incentive opportunity and target long-term incentive opportunity.

(2)	Given the timing of Mr. Sambrooks’ hire, the Compensation Committee intended his November 2017 long-term incentive grant to cover 2017 and 2018.
(3)

Mr. Brace resigned from his position as our President and Chief Executive Officer as of November 1, 2017 but remains a member of our Board of Directors. Mr. Haight resigned from his position as our Chief Financial Officer as of June 15, 2017. Because neither of these two former executives remained employed by the Company as of December 31, 2017 their “at risk” percentages for 2017 are not shown.

(4)

For the NEOs other than Mr. Sambrooks, includes 2017 base salary, 2017 annual incentive opportunity and the grant date value of their post-emergence equity grants (granted on October 21, 2016), which grants were intended to cover the balance of 2016 following emergence as well as 2017. Messrs. Brace and Haight were not employed by the Company as of December 31, 2017. Mr. Elkins’ employment with the Company ended on January 23, 2018.

Incentive Compensation Should Balance Short-Term and Long-Term Performance

As stated above, the Compensation Committee believes that executive compensation should be linked to building long-term stockholder value while remaining consistent with our business objectives and values. For 2016 and 2017, our executive compensation program addressed this objective by including long-term incentives in the form of equity-based awards, such as time-based RSUs and performance-based RSUs and non-qualified stock option awards, which makes improved performance of the Company’s common stock a goal, as the executives only experience gains to the extent that our stock price rises above the exercise price of the stock options. As discussed in further detail below, we have also established minimum stock ownership guidelines for our executives that support the Company’s objective of aligning the interests of the executives with those of the stockholders and building long-term stockholder value.

The Compensation Committee also recognizes that, while stock prices correlate to corporate performance over the long-term, other factors may significantly affect stock prices at any point in time. These factors include general economic conditions, industry business cycles, commodity prices and varying attitudes among investors toward the stock market in general and specific industries and/or companies in particular. The influence of these factors makes performance of the Company’s common stock alone an incomplete measure of the Company’s performance. Accordingly, the base salary and annual cash incentive opportunity compensation components emphasize current or short-term corporate performance and the realization of defined business and financial objectives, which tend to be less affected by short-term fluctuations in the price of the Company’s common stock.

Following our emergence from bankruptcy in October 2016, it has been the goal of the Compensation Committee to maintain a ratio of base salary and annual cash incentive opportunity (short-term focus compensation) to long-term incentive compensation (long-term focus compensation) that is more heavily weighted towards long-term compensation for our Named Executive Officers. The Compensation Committee believes that this greater emphasis on long-term compensation appropriately aligns the executives’ total compensation with the Company’s short-term and long-term performance objectives. This emphasis provides each Named Executive Officer a competitive cash compensation opportunity each year (with the opportunity to increase that amount if annual incentive objectives or KPIs are exceeded), complemented by an opportunity to earn a substantial amount of additional compensation if the Company and the executives are successful in achieving the Company’s long-term objectives. For the Chief Executive Officer, the emphasis on long-term compensation is greater than that for the other Named Executive Officers, which the Compensation Committee believes is appropriate in light of the position’s strategic focus, global governance and management responsibilities and accompanying risks.

Long-Term Incentives Should Balance Stock-Based and Financial-Based Achievements

In 2016, our Named Executive Officers, including our former Chief Executive Officer, each received long-term incentive awards consisting of an equal number of restricted stock units which and non-qualified stock options, each of which vested, over a period of three years, as follows: one-sixth vested on the six-month anniversary of the grant date of October 21, 2016, an additional one-sixth vested on the twelve-month anniversary of the grant date, an additional one-third will vest on the twenty-four month anniversary of the grant date and the final one-third will vest on the thirty-six month anniversary of the grant date.

In 2017, our long-term incentive award for our current Chief Executive Officer was comprised of time-based restricted stock units representing one-third of the award and performance-based restricted stock units representing two-thirds of his award.

The allocation of each of the equity awards granted which cover 2017 is set forth below.

		Stock Options	Time-Based RSUs	Performance- Based RSUs
•	Current Chief Executive Officer	N/A	33.33%	66.67%
•	NEOs Post-Emergence (Including Former Chief Executive Officer and NEOs)	50.00%	50.00%	N/A

N/A — Not Applicable

The Compensation Committee has determined that this long-term incentive mix of time-based RSUs and performance-based RSUs, which it began using in 2017 with the hiring of our current Chief Executive Officer, appropriately encourages long-term equity ownership, promotes a balance between stock-based and operations-based achievements and aligns the interests of the Named Executive Officers with the Company’s risk profile and the interests of our stockholders.

The Compensation Committee may in the future adjust the mix of award vehicles, adjust vesting conditions or approve different types of awards as part of its overall long-term incentive program. Any review of the long-term incentive program would be undertaken as part of the established practice of annually granting and approving equity awards to the long-term incentive plan participants at the Compensation Committee’s annual compensation review, as discussed below.

The Executive Compensation Program Should be Reviewed Annually for Effectiveness

At the first regular committee meeting following our fiscal year end, the Compensation Committee concludes its annual review of all components of our executive compensation program. This review is done with the input of the Compensation Committee’s independent compensation consultant and in light of evolving market practices in the general industry, external regulatory requirements, the competitive market for executives, our risk management objectives and our executive compensation philosophy. In conducting its review, the Compensation Committee reviews information related to each executive officer’s income and benefits, including base salary, target annual and long-term incentives, and health and welfare benefits.

Executive Compensation Processes and Decision Making

The primary goal of the Compensation Committee is to fulfill its oversight responsibilities related to setting, monitoring and implementing the Company’s compensation philosophy, strategy and programs.  In discharging its duties, the Compensation Committee works closely with its independent compensation consultant, LB&Co., and management to examine pay and performance matters throughout the year.  In determining the compensation of the Named Executive Officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer, which are based primarily on Company and individual performance as well as competitive market data.

The Compensation Committee’s Performance Review & Measurement Process

2017			2018

Q1: Goal Setting	Q2/Q3: Progress Assessment	Q4: Preliminary Perf. Results	Q1: Perf. Assessment & TDC

During the first quarter of each year, the Compensation Committee reviews each Named Executive Officer’s total compensation opportunity. The Compensation Committee members also meet regularly with the Named Executive Officers at various times during the year, both formally within Board meetings and informally outside of Board meetings, which allows the Compensation Committee to assess directly each Named Executive Officer’s performance. The Compensation Committee also solicits input from all non-employee members of the Board as to the Chief Executive Officer’s performance during the year.

Except in years of Chief Executive Officer transition where the incumbent officer has completed less than one year of service in this capacity, the Compensation Committee considers the results of its process for reviewing the Chief Executive Officer’s performance with all independent Board members. The Compensation Committee’s process includes the independent committee members individually and collectively presenting their assessment of the Chief Executive Officer’s performance, as well as the Chief Executive Officer presenting a self-assessment of his own performance. The Compensation Committee then uses these results when determining the Chief Executive Officer’s recommended compensation.

In addition, the Chief Executive Officer annually presents an evaluation of the performance of each of the other Named Executive Officers to the Compensation Committee, which includes a review of each officer’s contributions over the past year, and his or her strengths, weaknesses, development plans and succession potential. The Chief Executive Officer also presents compensation recommendations for each Named Executive Officer for the Compensation Committee’s consideration. Following this presentation and a benchmarking review for pay, the Compensation Committee makes its own assessments and deliberates and approves of the compensation amounts for each Named Executive Officer with respect to each of the elements in the Company’s executive compensation program as described below.

Elements of the Executive Compensation Program

Overview

The primary elements of the Company’s executive compensation program in 2017 are shown in the following table and are discussed in detail below:

Category	Compensation Element	Description
Cash	Base Salary	Fixed cash compensation set at competitive levels that served to attract and retain high-caliber talent and is predicated on responsibility, skill and experience.

Short Term Incentive Opportunity

Annual cash incentive for Company achievement of pre-determined financial and operational performance metrics; payment ranges from 0% to 150%, or in the case of the Chief Executive Officer 200%, of the target award.

Long-Term Incentives	Time-Based Restricted Stock Units

Time-Based: Vest ratably, generally annually on each of the first three anniversaries of grant with the exception of those grants awarded upon the Company’s emergence from bankruptcy, which vest over a period of three years, as follows: one-sixth vested on the six-month anniversary of the grant date, an additional one-sixth vested on the twelve-month anniversary of the grant date, an additional one-third will vest on the twenty-four month anniversary of the grant date and the final one-third will vest on the thirty-six month anniversary of the grant date.

	Performance-Based Restricted Stock Units	Performance Based: 0% to 150% of the target award cliff vests at the conclusion of a three-year performance period, subject to performance achievement.

Non-Qualified Stock Options

Prior to November 2017, the Compensation Committee granted non-qualified stock options which would vest, over a period of three years, as follows: one-sixth vested on the six-month anniversary of the grant date, an additional one-sixth vested on the twelve-month anniversary of the grant date, an additional one-third will vest on the twenty-four month anniversary of the grant date and the final one-third will vest on the thirty-six month anniversary of the grant date.

Retirement	401(k) Retirement Plan	401(k) retirement program offered to all employees, with a Company match of up to 8% of an employee’s pay and immediate vesting.

	Other Benefits	Refer to Summary of Employee Agreements

Base Salary

During the first quarter of each year, the Compensation Committee reviews and establishes the base salaries of the Named Executive Officers. The Compensation Committee has established and maintains base salary market reference points for the Company’s various executive positions as indicated by the market compensation survey data compiled and prepared by management and independently reviewed by the Compensation Committee’s compensation consultant. For each Named Executive Officer, the Compensation Committee takes into account the scope of his or her responsibilities, experience and individual performance, and then balances these factors against competitive salary practices. The Compensation Committee also considers internal pay equity on an annual basis with respect to the other executives and references external benchmarks provided by its compensation consultant. The Compensation Committee did not assign any relative or specific weights to these factors.  Based on the factors discussed above, the Named Executive Officers’ salaries were:

Named Executive Officer	2016 Base Salary	2017 Base Salary	% Change	Rationale For Change
David J. Sambrooks	N/A	$600,000	N/A	N/A

Frederic F. Brace	$1,200,000	$700,000	(41.67)%	Executive’s base salary was reduced to $700,000 effective on 10/21/16, following the Company’s emergence from bankruptcy. Executive resigned during 2017 but remains a member of our Board of Directors.

Richard W. McCullough	$255,000	$280,000	9.80%	Reflects the Executive’s expanded scope and role.

Nelson M. Haight	$375,000	$375,000	0.00%	Executive resigned during 2017.

Scott C. Weatherholt	$300,000	$300,000	0.00%	N/A

Amelia K. Harding	$235,000	$235,000	0.00%	N/A

Mitchell G. Elkins	$400,000	$400,000	0.00%	Executive’s employment ended with the Company on January 23, 2018.

N/A — Not Applicable

The base salaries paid to the Named Executive Officers during 2017 are shown in the “Summary Compensation Table” under the “Salary” column.

Short-Term Incentive Plan (“STIP”)

During the first quarter of each year, the Compensation Committee establishes a short-term incentive opportunity for each Named Executive Officer under the STIP. At that time, the Compensation Committee approves: (i) the overall KPIs and goals for the fiscal year; and (ii) a STIP target opportunity for each Named Executive Officer.

Setting the STIP Target Opportunity.

Each year, the Compensation Committee establishes an STIP target opportunity for each Named Executive Officer, expressed as a percentage of the executive’s base salary. The Compensation Committee sets these targets in consultation with LB&Co. as its independent compensation consultant and in adherence to our stated executive compensation objectives and principles. The target annual incentive opportunity for each Named Executive Officer in 2017 is set forth in the following table:

Named Executive	2017 STIP as a % of Base Salary at
Officer	Threshold	Target	Maximum
David Sambrooks	50%	100%	200%

Frederic F. Brace	N/A	100%	N/A

Richard W. McCullough	25%	50%	75%

Nelson M. Haight	40%	80%	120%

Scott C. Weatherholt	30%	60%	90%

Amelia K. Harding	30%	60%	90%

Mitchell G. Elkins	40%	80%	120%

N/A — Not Applicable

Setting Key Performance Indicators.

The Compensation Committee, and the Chief Executive Officer, evaluate and approve of the Company’s STIP KPIs for each fiscal year. The Compensation Committee sets each Named Executive Officer’s STIP KPIs that are consistent with our business strategy and tied to the achievement of important strategic objectives that drive the success of our business. The Company’s STIP KPIs and thresholds, targets and maximums, unadjusted for extraordinary events, established for 2017 were as follows:

Performance Measure	Weight	Threshold	Target	Maximum
Production Volume (BOEPD)	30%	20,700	22,400	24,100
Reserve Replacement Cost ($/BOE)	25%	$13.00	$9.00	$5.00
Full Program IRR	25%	20%	30%	45%
Lease Operating Expense ($/BOE)	10%	$9.55	$8.30	$7.05
G&A Expense (Cash) - $MM	10%	$25.8	$24.0	$22.2
Total	100%	N/A	N/A	N/A

Measuring Performance and Establishing Payout.

The 2017 payout range established for our Chief Executive Officer was 0% to 200%, and for each of the remaining Named Executive Officers was 0% to 150% of his or her respective target award opportunity. The Compensation Committee considered the performance target levels to be attainable, but that achievement of the targets would require strong performance and execution. Failure to meet the minimum performance threshold corresponding to a specified performance measure resulted in the participant not receiving any portion of the payout award related to such performance measure.  Payouts for performance between threshold and target and between target and maximum are subject to linear interpolation.  The actual payout percentage for 2017 was calculated as follows:

Base Salary x STIP Target % x Final KPI Achievement Result = Total Short-Term Incentive Payment

Actual performance for each KPI for the fiscal year is measured and reviewed by the Compensation Committee during the first few months following the end of the fiscal year for which the annual short-term incentive bonus is earned. As noted above, while the Compensation Committee closely examines Company and individual performance with respect to each KPI, the Compensation Committee retains the discretion to increase or decrease a Named Executive Officer’s annual short-term incentive bonus despite KPI performance based on an overall qualitative assessment of the individual officer’s performance.

In February 2018, the Compensation Committee reviewed 2017 actual performance against each of the KPIs. The Company achieved (i) between threshold and target performance under the Production Volume metric, (ii) below threshold performance under the Reserve Replacement Cost metric, (iii) below threshold performance under the Full Program IRR metric, (iv) between the target and maximum performance under the Lease Operating Expense metric, and (v) at maximum performance under the G&A Expense (Cash) metric.  With the exception of Mr. McCullough, all of our Named Executive Officers (including our Chief Executive Officer) received the portion of their annual short-term incentive bonus tied to corporate performance at a payout rate of 54.2% for the final KPI achievement result.  Fifty percent (50%) of Mr. McCullough’s annual short-term incentive bonus was tied to corporate performance at a payout rate of 54.2% and fifty percent (50%) of Mr. McCullough’s annual short-term incentive bonus was tied to personal performance at a payout rate of one hundred percent (100%), delivering an overall bonus payment of 77.1% of Mr. McCullough’s target award opportunity.

Long-Term Incentives

Our long-term incentive program rewards the Named Executive Officers for the Company’s performance over a multi-year period. Following the Company’s emergence from Chapter 11 in 2016, the then current Named Executive Officers (including our former Chief Executive Officer), with the exception of Mr. Sambrooks (who was appointed on November 1, 2017), received a portion of their income in the form of non-qualified stock options and time-based RSUs. Both the stock options and time-based RSUs vest ratably over a period of three years: one-sixth vested on the six-month anniversary of the grant date, an additional one-sixth vested on the twelve-month anniversary of the grant date, an additional one-third will vest on the twenty-four month anniversary of the grant date and the final one-third will vest on the thirty-six month anniversary of the grant date.  The stock options have an exercise price equal to $19.66 per share, which was the fair market value of a share of our Company’s stock as of the grant date.   These grants were intended to cover the post-emergence “stub” period for the balance of the in 2016 fiscal year as well as the full 2017 fiscal year.

Upon his hire as our current Chief Executive Officer on November 1, 2017, Mr. Sambrooks received a grant of time-based RSUs and performance-based RSUs, weighted at one-third and two-thirds, respectively.  The time-based RSUs vest ratably on each of the first three anniversaries of the date of grant.  Mr. Sambrooks’ performance-based RSUs are subject to cliff vesting at the conclusion of a three-year performance period, dependent upon the Company’s absolute and relative TSR achievement.  This November 1, 2017 grant was intended to serve as Mr. Sambrooks’ 2017 and 2018 long-term incentive grants.

The material terms and conditions of these equity awards are determined under the provisions of our equity compensation plans that our stockholders previously approved. The Company’s 2016 Long Term Incentive Plan was included as an exhibit to the Company’s Form S-8 filed with the SEC on October 24, 2016.

Restricted Stock Unit Awards.

The Compensation Committee grants restricted stock unit awards that vest ratably over a three-year period to deliver a meaningful long-term incentive that balances risk and potential reward. These awards also serve as an effective incentive for our superior executive performers to remain with the Company and continue such performance.

Restricted stock unit awards are only earned if the individual continues to be employed by the Company until the applicable vesting dates of the awards. Until vesting, holders of restricted stock unit awards do not have voting rights on the units, but the units are entitled to receive dividend accruals, if any.

Non-Qualified Stock Options.

In 2016, post-emergence, the Compensation Committee granted non-qualified stock options that vest ratably over a period of three years: one-sixth vested on the six-month anniversary of the Grant Date, an additional one-sixth vested on the twelve-month anniversary of the Grant Date, an additional one-third will vest on the twenty-four month anniversary of the Grant Date and the final one-third will vest on the thirty-six month anniversary of the Grant Date.  These awards were intended to promote sustained increases in long-term stockholder value and are inherently performance-oriented as the recipients only get rewarded to the extent that there have been increases in the fair market value of our stock over the exercise price, which was set at the fair market value on the Grant Date.

Performance-Based Stock Unit Awards.

In 2017, the Compensation Committee granted a performance-based restricted stock unit award to our Chief Executive Officer.  This award vests in a cliff at the conclusion of a three-year performance period, based on the Company’s absolute and relative Total Stockholder Return performance during the performance period.  The Compensation Committee believes that this type of award is both retentive, in that the Chief Executive Officer must be employed by the Company through the conclusion of the performance period, and motivational, in that the Chief Executive Officer will only earn these shares if the Company meets the articulated relative and absolute Total Stockholder Return goals.

The grant date fair value of the restricted stock unit, stock option and performance-based stock unit awards granted to the Named Executive Officers during 2016 and 2017, calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, “Compensation — Stock Compensation,” are shown in the “Summary Compensation Table” under the “Stock Awards” column and the accompanying footnotes. Additional information on the awards granted in 2017 is shown in the “Grants of Plan-Based Awards for 2017” table.

2018 Compensation Decisions

Base Salary Decisions.

Base salary decisions in 2018 were determined by the Compensation Committee based on the following factors:

•                  Recommendations from the Chief Executive Officer (for Named Executive Officers other than himself);

•                  Performance achievement (both Company and individual) relative to goals and objectives;

•                  Scope and impact of each role and changes in job responsibility (in particular with respect to promotional increases);

•                  Internal pay equity considerations; and

•                  Competitive Peer Group and survey data.

Having considered these factors, the Compensation Committee approved the following base salary increases for 2018:

Named Executive Officer	2017 Base Salary	2018 Base Salary	% Change	Rationale For Change
David. J. Sambrooks	$600,000	$600,000	0.00%	No change

Richard W. McCullough	$280,000	$288,400	3.00%	Merit

Scott C. Weatherholt	$300,000	$350,000	16.67%	Salary increase for expanded scope of the Executive’s role in 2018

Amelia K. Harding	$235,000	$235,000	0.00%	No change

Short-Term Incentive Plan KPIs

For 2018, the Compensation Committee approved the following KPIs with their respective weighting shown in parenthesis: Production Volumes (BOEPD) (20%); Total Program IRR (15%); Free Cash Flow (15%); Relative 2018 Total Stockholder Return (15%); Lease Operating Expense ($/BOE) (10%); Adjusted Cash G&A ($/BOE) (10%); and Strategic Initiatives (15%).  Pursuant to his employment agreement, Mr. Sambrooks’ annual incentive target is 100% of his base salary.  For 2018, the Compensation Committee increased Mr. Weatherholt’s annual incentive target from 60% of his base salary to 75% of his base salary in connection with his expanded role.  The annual cash incentive targets for our other Named Executive Officers did not change.

Long-Term Incentive Awards

In March 2018, the Compensation Committee approved long-term incentive grants for each of our Named Executive Officers, other than our Chief Executive Officer, in the form of time-based and performance-based restricted stock units.  Time-based restricted stock units are subject to three-year ratable vesting, with one-third of the awards vesting on each of the first three anniversaries of the grant date.  The performance-based restricted stock units are subject to three-year cliff vesting, based on TSR relative to the Compensation Peer Group during the applicable performance period (2018 — 2020).  The details of the 2018 long-term incentive grants are set forth below.

Named Executive Officer	Date of Grant	Total Grant Date Value	Time-Based %	Performance- Based %
Scott C. Weatherholt	March 1, 2018	$958,734	40.00%	60.00%
Richard W. McCullough	March 1, 2018	$511,946	50.00%	50.00%
Amelia K. Harding	March 1, 2018	$537,068	50.00%	50.00%

Following the completion of an assessment of the competitive market place in 2018, the Compensation Committee approved long-term incentive grants for our Named Executive Officers who remain employed with the Company, other than our Chief Executive Officer.  The Compensation Committee further intends to make long-term incentive grants annually, in support of this philosophy.  Following the long-term incentive grants reflected above, 75.86% (on average) of the 2018 total target direct compensation of the Named Executive Officers (other than our Chief Executive Officer) who remain employed with the Company was dependent upon our stock price and/or our performance.

Additional Executive Compensation Information

Stock Ownership Guidelines and Anti-Hedging and Pledging

Executive Stock Ownership Guidelines.

In February 2018, the Compensation Committee recommended, and the Board adopted, the Executive Stock Ownership Guidelines for the Company as shown below.

POSITION	OWNERSHIP GUIDELINE
CEO	5.0X Base Salary
Direct Reports To The CEO	3.0X Base Salary
Other Officers	1.5X Base Salary

Each of our executives is subject to the Company’s Executive Stock Ownership Guidelines is expected to achieve the level of ownership set forth above within five years of the later of (1) the implementation of the ownership guidelines or (2) first being appointed as an executive with the Company.  Additionally, for executives promoted subsequent to their initial participation in the Company’s equity program, the Compensation Committee may extend such executive’s time to meet the ownership guidelines.  Failure to meet the ownership guidelines may result in a reduction in future long-term incentive equity grants; payment of future annual incentive payouts in the form of equity; and/or the imposition of individual holding requirements, all at the sole discretion of the Compensation Committee.

For purposes of satisfying the Company’s Executive Stock Ownership Guidelines, the following forms of equity are included in the stock ownership calculation:

•                  Shares owned by the executive, his or her spouse and/or minor children, whether owned outright or in trust;

•                  Any time-based restricted stock or time-based restricted stock units awarded (whether or not vested);

•                  Any vested, in-the-money stock options; and

•                  Any stock held for the executive’s benefit in any pension or 401(k) plans.

For clarity, unvested performance-based restricted stock or unvested performance-based restricted stock units; unvested stock options; and vested, out-of-the money stock options will not count towards satisfaction of the Company’s Executive Stock Ownership Guidelines.

The value of an executive’s stock ownership guideline will be based on his or her then current base salary or annual cash retainer (as and if applicable).  The value of the executive’s holdings will be based on the number of shares owned or held as of the first trading day of the calendar year multiplied by the average closing price of a share of the Company’s common stock for the prior 90 calendar days.

Anti-Hedging and Pledging.

Because the Company believes it is improper and inappropriate for its insiders to engage in short-term or speculative transactions involving certain securities, under the terms of the Company’s Insider Trading Policy the Company prohibits its insiders from engaging in transactions in the Company’s debt securities (if any), hedging transactions and other transactions involving Company derivative securities, purchases of Company stock on margin, short term trading, and standing and limit orders.  The Company’s Insider Trading Policy is available online at:  https://ir.midstatespetroleum.com/governance-docs.

Other Benefits

As previously discussed, the Compensation Committee strives to make our executive compensation program primarily performance-based and, as such, has eliminated all perquisites for our executive officers. Currently, the Company offers the benefits described below which the Compensation Committee believes are competitive with the level of benefits offered by the companies with which we compete for executive and managerial talent, and as such serve to meet our stated objective of attracting, motivating and retaining executive talent.

All of our full-time employees, including our Named Executive Officers, receive the same health and welfare benefits.  The benefits include a 401(k) retirement program with a company match of up to 8% of an employee’s pay with immediate vesting, health insurance, dental insurance, life and accidental death and dismemberment insurance, as well as short term and long term disability insurance.  We do not currently offer any other retirement or pension program as we feel that the compensation package offered to our Named Executive Officers provides compensation and incentives sufficient to attract and retain excellent talent without the addition of this benefit.

The aggregate incremental cost of providing these benefits to the Named Executive Officers is included in the “Summary Compensation Table” under the “All Other Compensation” column and related footnotes.

Employment Agreements

Employment Agreement with Mr. Sambrooks

In connection with the appointment of Mr. Sambrooks as President and Chief Executive Officer, Mr. Sambrooks and the Company entered into an employment agreement (the “Sambrooks Employment Agreement”) outlining the terms of his employment as President and Chief Executive Officer of the Company. Pursuant to the Sambrooks Employment Agreement, Mr. Sambrooks’ annual salary will be $600,000 (the “Base Salary”) while serving as President and Chief Executive Officer and Mr. Sambrooks will be entitled to participate in any Incentive Plans (as defined in the Sambrooks Employment Agreement) applicable to similarly situated employees of the Company. Additionally, Mr. Sambrooks will be entitled to an annual bonus earned based on performance against objective, reasonably attainable performance criteria determined in good faith by the Board of Directors, after consultation with Mr. Sambrooks. The target annual bonus is one hundred percent (100%) of Mr. Sambrooks’ Base Salary and the maximum annual bonus is two hundred percent (200%) of Mr. Sambrooks’ Base Salary (each to be prorated for the number of days Mr. Sambrooks is employed with the Company during the applicable bonus period).

The Sambrooks Employment Agreement was effective as of November 1, 2017, and contains an initial term ending on the third anniversary of the effective date (the “Initial Term”).  If sixty (60) days’ notice of intent to terminate the Sambrooks Employment Agreement is not given prior to the expiration of the Initial Term, the Sambrooks Employment Agreement will continue past the Initial Term for successive one year terms until either party gives sixty (60) days’ notice that the party intends for the Sambrooks Employment Agreement to terminate at the end of any such one year period.

If Mr. Sambrooks’ employment is terminated by the Company for cause (as defined below) or by Mr. Sambrooks without Good Reason (as defined below) and the termination of Mr. Sambrooks is not due to his death or disability during the term of the Sambrooks Employment Agreement, Mr. Sambrooks will be entitled to a lump-sum cash payment which will consist of the following items: (i) the portion of Mr. Sambrooks’ base salary accrued through the termination to the extent not previously paid, any expense reimbursement accrued and unpaid, any employee benefits pursuant to the terms of the applicable employee benefit plan, and any accrued but unused vacation (the “Accrued Obligations”), (ii) to the extent Mr. Sambrooks’ employment terminates after the end of the applicable fiscal year but before the payment of Mr. Sambrooks’ Annual Bonus for such fiscal year, the full payment of Mr. Sambrooks’ Annual Bonus for such fiscal year that would have otherwise been payable, and (iii) any accrued or vested amount arising from Mr. Sambrooks’ participation in, or benefits under, any incentive plans (the “Accrued Incentives”),

If Mr. Sambrooks’ employment is terminated by the Company without Cause (as defined below) or by Mr. Sambrooks for Good Reason (as defined below) during the term of the Sambrooks Employment Agreement, Mr. Sambrooks will be entitled to a lump-sum cash payment, which will consist of the following items: (i) the portion of the executive’s base salary accrued through the termination to the extent not previously paid, any expense reimbursement accrued and unpaid, any employee benefits pursuant to the terms of the applicable employee benefit plan, and any accrued but unused vacation (the “Accrued Obligations”), payable within thirty (30) days after the date of termination,  (ii) any accrued or vested amount arising from the executive’s participation in, or benefits under, any incentive plans (the “Accrued Incentives”), and (iii) a cash payment equal the sum of two times his base salary plus the target bonus. Additionally, Mr. Sambrooks will be entitled to continued monthly payment for eighteen (18) months of an amount equal to the cost of medical, dental and vision coverage for him and his family, to vest in the next tranche of time-vested equity incentive awards that would otherwise vest if not for his termination and to vest in a pro rata portion of any performance-based equity incentive awards outstanding on the date of termination.

If Mr. Sambrooks’ employment is terminated by the Company without Cause (as defined below) or by Mr. Sambrooks for Good Reason (as defined below) and within 12 months of change of control, during the term of the Sambrooks Employment Agreement, Mr. Sambrooks will be entitled to a lump-sum cash payment, which will consist of the following items: (i) the portion of the executive’s base salary accrued through the termination to the extent not previously paid, any expense reimbursement accrued and unpaid, any employee benefits pursuant to the terms of the applicable employee benefit plan, and any accrued but unused vacation (the “Accrued Obligations”), payable within thirty (30) days after the date of termination, (ii) any accrued or vested amount arising from the executive’s participation in, or benefits under, any incentive plans (the “Accrued Incentives”), (iii) a cash payment equal the sum of two times his base salary plus the target bonus and (iv) a cash payment equal to a pro rata portion of Mr. Sambrooks Target Bonus for the year of termination, which will be prorated based on the number of days between the beginning of the applicable performance period through the date of termination. Mr. Sambrooks will also be entitled to continued monthly payment for eighteen (18) months of an amount equal to the cost of medical, dental and vision coverage for him and his family.  Additionally, all of Mr. Sambrooks’ unvested awards granted to Mr. Sambrooks under the 2016 Long Term Incentive Plan, will vest.

For purposes of the Sambrooks Employment Agreement, “Cause,” in all material respects, means: (i) a breach by Mr. Sambrooks of his obligations under the Sambrooks Employment Agreement, which constitutes nonperformance by him of his obligations and duties thereunder, as determined by us, that is not cured within 15 days of Mr. Sambrooks’ receipt of written notice thereof from us, (ii) commission by Mr. Sambrooks of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against us, (iii) a material breach by Mr. Sambrooks of any restrictive covenants contained within the Sambrooks Employment Agreement that is not cured within 15 days of Mr. Sambrooks’ receipt of written notice thereof, (iv) Mr. Sambrooks’ conviction, plea of no content or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving fraud, dishonesty, or moral turpitude or causing material harm, financial or otherwise, to us, (v) the willful refusal or intentional failure of Mr. Sambrooks to carry out, or comply with, in any material respect, any lawful and material written directive of us, (vi) Mr. Sambrooks’ unlawful use (including being under the influence) or possession of illegal drugs, or (vii) Mr. Sambrooks willful and material violation of any federal, state, or local law or regulation applicable to us or its business which adversely affects us that is not cured after written notice from us.

For purposes of the Sambrooks Employment Agreement, “Good Reason” means any of the following, but only if occurring without Mr. Sambrooks’ consent: (i) a diminution in Mr. Sambrooks’ base salary or target bonus opportunity not otherwise consented to by Mr. Sambrooks, (ii) a material diminution in Mr. Sambrooks’ titles, positions, authority, duties, or responsibilities, (iii) the relocation of Mr. Sambrooks’ principal office to an area more than 50 miles from its location immediately prior to such relocation, or (iv) our failure to comply with any material provision of the Sambrooks Employment Agreement or equity agreement(s).

Employment Agreement with Mr. Brace

Effective upon our emergence from the Chapter 11 Cases, we entered into a new employment agreement with Mr. Brace (the “Brace Employment Agreement”). The initial term of the Brace Employment Agreement was one year with automatic extensions for additional one-year periods unless either party provided at least sixty (60) days advance written notice of the intent to terminate the Brace Employment Agreement. Under the Brace Employment Agreement, Mr. Brace received an annual base salary of $700,000, which could have been increased, but not decreased, at any time at the discretion of the Board of Directors. Mr. Brace was also eligible to receive an annual cash bonus and to participate in all other bonus, incentive, retirement and similar plans applicable generally to other similarly situated employees of ours. Mr. Brace’s annual cash bonus was not to be less than 100% of his annual base salary. Mr. Brace was entitled to five weeks of vacation each year during the term of the Brace Employment Agreement. The Brace Employment Agreement contained a confidentiality obligation on the part of Mr. Brace of indefinite duration but did not contain any non-competition or non-solicitation obligations on the part of Mr. Brace following the termination of his employment with us.

On and effective as of August 22, 2017, we entered into an amendment to the Brace Employment Agreement, where we amended the agreement to (i) extend the term of the agreement until April 21, 2018 (the “Termination Date”), (ii) revise the duties of Mr. Brace to include service in a transitional capacity following the appointment by the Company of a replacement President and Chief Executive Officer, (iii) remove the obligation of the Company to pay an annual bonus to Mr. Brace from and after October 21, 2017 and (iv) limit the Company’s severance obligations to Mr. Brace following October 21, 2017, in the event of a qualifying termination of employment to (a) a cash amount equal to the remaining base salary payable to Mr. Brace through the Termination Date, (b) continuation of welfare benefits through the Termination Date and (c) certain post-termination welfare benefits.  In addition, the amendment provided that on October 21, 2017, the conclusion of the original term of the Brace Employment Agreement, Mr. Brace was entitled to receive a pro-rata portion of his target bonus in respect of 2017 and all of his outstanding equity-based awards vested.

Upon a termination of his employment by the Company with or without Cause or by Mr. Brace with or without Good Reason (as each term is defined below), in each case, during the first year of the agreement, Mr. Brace would have been entitled to: (i) any accrued but unpaid base salary; (ii) payment of any accrued but unpaid expense reimbursements; (iii) payment for any accrued but unused vacation; (iv) any employee benefits pursuant to the terms of the applicable employee benefit plan; (v) his target bonus, payable in a lump sum; (vi) continuation of his base salary until the end of the initial term (terminable earlier upon his commencement of full-time employment with another entity); and (vii) a monthly cash payment equal to the cost of continued medical, dental and vision coverage for him and his spouse and any eligible dependents for the 24-month period following his termination date (terminable earlier upon his commencement of full-time employment with another entity that provides comparable health and welfare benefits). Additionally, if the termination of employment was by the Company without Cause or by Mr. Brace for Good Reason, all unvested awards granted to him under the 2016 Long Term Incentive Plan would vest.

For purposes of the Brace Employment Agreement, “Cause”, in all material respects, meant: (i) a breach by Mr. Brace of his obligations under the Brace Employment Agreement, which would have constituted nonperformance by him of his obligations and duties thereunder, as determined by us, that was not cured within 15 days of Mr. Brace’s receipt of written notice thereof from us, (ii) commission by Mr. Brace of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against us, (iii) a material breach by Mr. Brace of any restrictive covenants contained within the Brace Employment Agreement that was not cured within 15 days of Mr. Brace’s receipt of written notice thereof, (iv) Mr. Brace’s conviction, plea of no content or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving fraud, dishonesty, or moral turpitude or causing material harm, financial or otherwise, to us, (v) the willful refusal or intentional failure of Mr. Brace to carry out, or comply with, in any material respect, any lawful and material written directive of us, (vi) Mr. Brace’s unlawful use (including being under the influence) or possession of illegal drugs, or (vii) Mr. Brace’s willful and material violation of any federal, state, or local law or regulation applicable to us or our business which would have adversely affected us that was not cured after written notice from us.

For purposes of the Brace Employment Agreement, “Good Reason” meant any of the following, but only if occurring without Mr. Brace’s consent: (i) a material diminution in Mr. Brace’s base salary or target bonus opportunity, (ii) a material diminution in Mr. Brace’s titles, positions, authority, duties, or responsibilities, (iii) the relocation of Mr. Brace’s principal office to an area more than 50 miles from its location immediately prior to such relocation, or (iv) our failure to comply with any material provision of the Brace Employment Agreement or agreement pursuant to which Mr. Brace received a grant of equity-based awards in connection with our emergence from bankruptcy.

In the event that Section 280G of the Code applies to any compensation payable to Mr. Brace, the Brace Employment Agreement provides for a Section 280G Best Net Cutback. The Brace Employment Agreement does not provide any obligation for us to pay a “gross-up” or make the executive whole for any excise or regular income taxes, including the excise taxes that may be due under Section 4999 of the Code.

Employment Agreements with Other Named Executive Officers

Effective upon our emergence from the Chapter 11 Cases, we entered into new employment agreements with Scott C. Weatherholt, Amelia K. Harding, Nelson Haight and Mitchell G. Elkins (the “Employment Agreements”). The initial term of the Employment Agreements is three years with automatic extensions for additional one-year periods unless either party provides at least sixty (60) days advance written notice of the intent to terminate the Employment Agreement. Under the Employment Agreements, Mr. Weatherholt receives an annual base salary of $350,000, Ms. Harding receives an annual base salary of $235,000, Mr. Haight received an annual base salary of $375,000 and Mr. Elkins received an annual base salary of $400,000, which, in each case, may be increased, but not decreased, at any time at the discretion of the Board of Directors. Each of the foregoing officers who remains employed with the Company is also eligible to receive an annual cash bonus and to participate in all other bonus, incentive, retirement and similar plans applicable generally to other similarly situated employees of us. The target annual cash bonus of Mr. Weatherholt is 75% of his annual base salary while Ms. Harding’s is 60% of her annual base salary and Mr. Haight and Mr. Elkins were 80% of their respective annual base salaries. Each executive is entitled to five weeks of vacation each year during the term of the Employment Agreement. The Employment Agreement contains a confidentiality obligation on the part of the executive of indefinite duration and non-competition and non-solicitation obligations on the part of the executive for a period of one-year following their termination of employment with us for any reason.

Upon a termination of the executive’s employment by us for Cause, by the executive without Good Reason, or due to death or disability during the term of the Employment Agreement, the executive is entitled to (i) the portion of the executive’s base salary accrued through the termination to the extent not previously paid, any expense reimbursement accrued and unpaid, any employee benefits pursuant to the terms of the applicable employee benefit plan, and any accrued but unused vacation (the “Accrued Obligations”), and (ii) any accrued or vested amount arising from the executive’s participation in, or benefits under, any incentive plans (the “Accrued Incentives”), which amount was payable in accordance with the terms and conditions of such incentive plans.

Upon a termination of the executive’s employment by us without Cause or by the executive for Good Reason during the term of the Employment Agreement, the executive is entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump sum cash payment equal to 1.5 times (in the case of Mr. Haight) or 1.0 times (in the case of Mr. Weatherholt, Ms. Harding and Mr. Elkins) of the applicable officer’s base salary plus annual target bonus and (iv) monthly payments equal to the monthly COBRA premium for Executive and their spouse and any eligible dependents for up to 18 months (for Mr. Haight) or 12 months (for Mr.  Weatherholt, Ms. Harding and Mr. Elkins) following the executive’s termination of employment. Additionally, if the termination of employment is by the Company without Cause or by the executive for Good Reason, all unvested awards granted to the executive under the 2016 Long Term Incentive Plan shall vest.

Upon a termination of the executive’s employment by us without Cause or by the executive for Good Reason during the term of the Employment Agreement and within twelve months following a change in control of us, the executive is entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump-sum cash payment equal to the product of (x) the executive’s annual target bonus plus the highest base salary paid to the executive during the three years immediately preceding the change in control, multiplied by (y) 2.0, and (iv) monthly payments equal to the monthly COBRA premium for executive and any eligible dependents for up to 18 months (for Mr. Haight) or 12 months (for Mr. Weatherholt, Ms. Harding and Mr. Elkins) following the executive’s termination of employment. Additionally, if the termination of employment is by the Company without Cause or by the executive for Good Reason, all unvested awards granted to the executive under the 2016 Long Term Incentive Plan shall vest.

For purposes of the Employment Agreements “Cause”, in all material respects, means: (i) a breach by the executive of the executive’s obligations under the executive’s Employment Agreement, which constitutes nonperformance by the executive of their obligations and duties thereunder, as determined by us, that is not cured within 15 days of Mr. Brace’s receipt of written notice thereof from us, (ii) commission by the executive of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against us, (iii) a material breach by the executive of any restrictive covenants contained within the executive’s Employment Agreement that is not cured within 15 days of the executive’s receipt of written notice thereof, (iv) the executive’s conviction, plea of no content or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving fraud, dishonesty, or moral turpitude or causing material harm, financial or otherwise, to us, (v) the willful refusal or intentional failure of the executive to carry out, or comply with, in any material respect, any lawful and material written directive of us, (vi) the executive’s unlawful use (including being under the influence) or possession of illegal drugs, or (vii) the executive’s willful and material violation of any federal, state, or local law or regulation applicable to us or our business which adversely affects us that is not cured after written notice from us.

For purposes of the Employment Agreements, “Good Reason” means any of the following, but only if occurring without the executive’s consent: (i) a material diminution in the executive’s base salary or target bonus opportunity, (ii) a material diminution in the executive’s titles, positions, authority, duties, or responsibilities, (iii) the relocation of the executive’s principal office to an area more than 50 miles from its location immediately prior to such relocation, or (iv) our failure to comply with any material provision of the Employment Agreement or agreement pursuant to which the executive received a grant of equity-based awards in connection with our emergence from the Chapter 11 Cases.

Severance payments made under the Employment Agreement are contingent upon the executive’s execution of a valid release of claims. Further, severance payments may be stopped and any payments already made must be repaid in the event the executive violates the confidentiality, non-competition or non-solicitation provisions of the Employment Agreement.

In the event that Section 280G of the Code applies to any Compensation payable to the executives, the Employment Agreements provide for a Section 280G Best Net Cutback. The Employment Agreements do not provide any obligation for us to pay a “gross-up” or make the executive whole for any excise or regular income taxes, including the excise taxes that may be due under Section 4999 of the Code.

Severance Arrangements

Nelson Haight

On June 7, 2017, we announced that Mr. Haight would resign from his position effective June 15, 2017 to pursue other opportunities. In connection with his resignation, Mr. Haight entered into an agreement (the “Haight Separation Agreement”) with the Company pursuant to which Mr. Haight resigned as an officer of the Company effective June 15, 2017.  Pursuant to the Haight Separation Agreement, Mr. Haight received a lump sum payment for his Accrued Obligations and Accrued Incentives.  Pursuant to the terms of Company’s 2016 Long-Term Incentive Plan, any unvested shares of restricted stock or unvested stock options which were previously awarded to Mr. Haight expired on June 15, 2017. The Haight Separation Agreement also contains confidentiality and non-disparagement provisions and a waiver and release.

Frederic F. Brace

On October 25, 2017, we announced that Mr. Brace would resign from his position as President and Chief Executive Officer of the Company effective November 1, 2017, but would continue to serve as a member of our Board of Directors.  Under the terms of the Amendment to his Employment Agreement with the Company, Mr. Brace received a lump sum payment for his Accrued Obligations, Accrued Incentives, and the remainder of his base salary which would have been earned through the remainder of his Term of April 21, 2018.  Additionally, Mr. Brace’s monthly COBRA premiums for he and his spouse, are paid for by the Company for twenty-four months following the end of his Term, and all unvested awards granted to Mr. Brace under the 2016 Long Term Incentive Plan fully vested.

Mitchell G. Elkins

Effective January 23, 2018, Mr. Elkins’ employment ended with the Company. In connection with his departure, Mr. Elkins entered into a Separation Agreement (the “Elkins Separation Agreement”), dated January 24, 2018. Pursuant to the Elkins Separation Agreement, Mr. Elkins received, under the terms of his Employment Agreement with the Company, a lump sum payment for his Accrued Obligations and Accrued Incentives, a lump sum cash payment equal to 1.0 times his base salary plus annual target bonus, a lump sum amount equal to the monthly COBRA premium for he and his spouse for twelve months and all unvested awards granted to Mr. Elkins under the 2016 Long Term Incentive Plan fully vested.  The Elkins Separation Agreement also contains confidentiality and non-disparagement provisions and a waiver and release.

Accounting and Tax Considerations

Under Section 162(m) of the Internal Revenue Code a limitation is placed on tax deductions of any publicly-held corporation for individual Compensation to “covered employees” (within the meaning of Section 162(m) of the Internal Revenue Code) of such corporation exceeding $1,000,000 in any taxable year, unless the Compensation meets certain requirements for qualified “performance-based Compensation.”

All equity awards to our employees, including our Named Executive Officers, and to our directors will be granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), Topic 718, “Compensation—Stock Compensation.”

Impact of Section 162(m) on Compensation

Prior to the Tax Cuts and Jobs Act (“Tax Reform”) that was signed into law December 22, 2017, Section 162(m) of the Code generally limited to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a company’s Chief Executive Officer or any of its three next-highest-paid executive officers (other than its Chief Financial Officer).  Compensation that qualified as “performance-based” under Section 162(m) of the Internal Revenue Code was exempt from this $1 million limitation.  As part of Tax Reform, the ability to rely on this “qualified performance-based compensation” exception was eliminated, and the limitation on deductibility was generally expanded to include all named executive officers.  Although we maintain compensation arrangements that were intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code prior to Tax Reform, subject to certain transition relief rules, we may no longer take a deduction for any compensation paid to our covered employees in excess of $1 million.  Furthermore, although the Compensation Committee may have taken action intended to limit the impact of Section 162(m) of the Internal Revenue Code, it also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Committee believes that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in non-deductible compensation expenses. Accordingly, achieving the desired flexibility in the design and delivery of compensation may have resulted (and may continue to result, in light of the recent changes in law) in compensation that in certain cases is not deductible for federal income tax purposes.

Compensation Practices as They Relate to Risk Management

We believe our Compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees). Our annual performance-based cash incentive program is based upon several different performance metrics that are both quantitative and qualitative, thus emphasizing well rounded company performance and growth rather than encouraging our executives to focus on achieving a single performance goal and the exclusion of others. Further, because our Compensation Committee retains the ability to apply discretion when determining the actual amount to be paid to executives pursuant to our annual performance-based cash incentive program, our Compensation Committee is able to assess the actual behavior of our executives as it relates to risk taking in awarding bonus amounts. Further, our use of long-term equity-based compensation serves our compensation program’s goal of aligning the interests of executives and stockholders over the long-term, thereby reducing the incentives to take unnecessary short-term risk.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates such information.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Neal P. Goldman (Chairman)
Alan J. Carr
Michael S. Reddin

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding the Compensation awarded to, earned by, or paid to our Named Executive Officers during the fiscal years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non- Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
David J. Sambrooks	2017	100,000	—	2,564,850	54,200	8,000	2,727,050
President and Chief Executive Officer

Frederic F. Brace	2017	586,362	—	—	563,836	447,097	1,597,295
Former President and Chief Executive Officer	2016	1,105,448	—	4,026,313	1,438,188	22,414	6,592,363
	2015	973,076	—	—	1,362,598	21,200	2,356,874

Richard W. McCullough	2017	272,260	—	—	104,956	2,313	379,529
Vice President—Chief Accounting Officer	2016	255,000	—	858,266	147,964	14,708	1,275,938
	2015	182,853	125,000	121,800	109,118	—	538,771

Nelson M. Haight	2017	171,875	—	—	—	64,868	236,743
Former Executive Vice President and Chief Financial Officer	2016	375,000	—	2,910,229	390,300	22,414	3,697,943
	2015	375,033	810,000	716,766	420,126	21,200	2,343,125

Scott C. Weatherholt	2017	300,000	—	—	97,560	18,000	415,560
Executive Vice President—General Counsel & Corporate Secretary	2016	300,000	—	1,453,032	234,180	19,214	2,006,426
	2015	268,269	180,000	127,200	225,394	—	800,863

Amelia K. Harding	2017	235,000	—	—	76,422	18,000	329,422
Vice President — Human Resources & Administration	2016	235,000	53,334	1,137,523	183,441	19,214	1,628,512
	2015	70,349	26,667	—	53,733	—	150,749

Mitchell G. Elkins (6)	2017	400,000	—	—	173,440	21,600	595,040
Former Executive Vice President—Operations	2016	400,000	216,667	3,103,394	416,320	22,414	4,158,795
	2015	350,000	208,333	179,828	338,618	21,200	1,097,979

(1)                                 This column reflects the base salary earned by each Named Executive Officer during the 2017, 2016 and 2015 fiscal years.

(2)                                 This amount represents the payment of cash retention awards for Messrs. Elkins and Haight.  For 2015, Messrs. Elkins and Haight received two separate cash loyalty awards of $50,000 for each cash loyalty award paid to Mr. Elkins and $30,000 for each cash loyalty award paid to Mr. Haight, on January 2, 2015 and July 1, 2015.   In February 2015, the Compensation Committee approved a cash retention award to Mr. Elkins. The cash retention award granted to Mr. Elkins was in the amount of $325,000.  The award was paid out in three equal installments on each of June 1, 2015, January 1, 2016, and May 2016, and required that Mr. Elkins remain continuously employed through each such date.  Additionally, in December 2014, the Compensation Committee approved a cash retention award to Mr. Haight.  The cash retention award granted to Mr. Haight was in the amount of $750,000.  The award was paid out in three equal installments on each of January 1, 2015, June 1, 2015, and December 1, 2015, and required that Mr. Haight remain continuously employed through each such date. This amount also represents the hiring bonus payments for Messrs. McCullough, Weatherholt and Ms. Harding.  The hiring bonus paid to Ms. Harding was payable in three equal installments on each of September 30, 2015, March 31, 2016, and October 31, 2016, and required that Ms. Harding remain continuously employed through each such date.

(3)                                 These amounts do not necessarily correspond to the actual value that may be realized by our Named Executive Officers.  For 2017, this amount represents Mr. Sambrooks’ award of time-based and performance-based RSUs upon his hire of November 1, 2017.  The amount shown for 2017 represents the grant date fair value of such awards.  The face value of the awards granted to Mr. Sambrooks on November 1, 2017 was $2,000,000 for the performance-based RSUs and $1,000,000 for the time-based RSUs.  For 2016, amounts reflected in the table above are for awards of restricted stock units and stock options. Also, for 2016, included in the table above are amounts for 100 shares of unrestricted common stock awarded to each Named Executive Officer and the payment for the related taxes. For 2015, amounts reflected in the table above are for awards of restricted stock. On the Effective Date, all equity interests of the Company issued and outstanding immediately prior, including outstanding restricted stock and restricted stock units shown in this column for 2015, were deemed cancelled, discharged and of no force or effect.  All awards are reported based upon the grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.

(4)                                 The amounts reported in this column reflect the aggregate amount paid in total to each Named Executive Officer with respect to performance in 2015, 2016 and 2017 under our then applicable annual short-term incentive bonus programs.

(5)                                 These amounts represent a Company match of 401(k) contributions made in 2015, 2016 and 2017 including a year-end 401(k) true-up amount of $21,200 for Mr. Brace for 2015, paid in the fourth quarter of 2016, $5,200 for Mr. Brace, $16,106 for Mr. Haight, $14,000 for Mr. Weatherholt, $2,250 for Ms. Harding for 2016, paid in the first quarter of 2017, and $400 for Mr. Brace, $400 for Mr. Haight and $400 for Mr. Elkins for 2017, paid in March 2018. These amounts also represent a grossed-up payment of taxes in the amount of $1,214 for the 100 shares of unrestricted common stock awarded to for Messrs. Brace, McCullough, Haight, Weatherholt, Elkins and Ms. Harding in 2016. This amount also represents a payment of $331,266 in severance and $94,231 of accrued and unused vacation for Mr. Brace upon his termination on November 1, 2017 in accordance with the terms of his Employment Agreement.   This amount also represents a payment of $43,268 of accrued and unused vacation for Mr. Haight upon his termination of June 15, 2017.

(6)                                 Mr. Elkins retention bonus in the amount of $216,667 was mis-recorded in last year’s Summary Compensation Table as $21,667, which resulted in his total direct compensation being recorded as $3,963,795.  We have made the correction and recorded it properly in this year’s Summary Compensation Table as $216,667 as well as his total direct compensation for 2016 being $4,158,795 as reflected in the table above.

Grants of Plan-Based Awards for 2017

The table sets forth the threshold, target, and maximum awards for each of our Named Executive Officers under our annual cash bonus program as well as the number of shares of restricted stock awarded during 2017 to the Company’s Named Executive Officers under the LTIP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Stock Awards
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock(#)	Grant Date Fair Value of Stock Awards($)
David J. Sambrooks	11/01/2017	300,000	600,000	1,200,000	203,667	2,564,850
Richard W. McCullough		70,000	140,000	210,000	—	—
Frederic F. Brace		N/A	N/A	N/A	—	—
Nelson M. Haight		N/A	N/A	N/A	—	—
Scott C. Weatherholt		90,000	180,000	270,000	—	—
Amelia K. Harding		70,500	141,000	211,500	—	—
Mitchell G. Elkins		160,000	320,000	480,000	—	—

N/A – Not Applicable

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards held by each of our Named Executive Officers as of December 31, 2017.

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
David J. Sambrooks	—	—			203,667	2,251,199
Richard W. McCullough	9,367	18,736	19.66	10/21/2026	18,736	310,643
Frederic F. Brace	131,773	—	19.66	10/21/2026	—	—
Nelson M. Haight	—	—			—	—
Scott C. Weatherholt	15,858	31,720	19.66	10/21/2026	31,720	525,918
Amelia K. Harding	12,414	24,833	19.66	10/21/2026	24,833	411,731
Mitchell G. Elkins	33,848	67,705	19.66	10/21/2026	67,705	1,122,549

(1)                                 Amounts reported in this column represent time-vested stock options granted on October 21, 2016. Unless provided for otherwise under the terms of any applicable employment agreement with the Company, the awards vested as to 1/6 of the award on April 21, 2017, an additional 1/6 of the award vested on October 21, 2017, an additional 1/3 of the award will vest on October 21, 2018, and the final 1/3 of the award will vest on October 21, 2019.

(2)                                 For Mr. Sambrooks’ awards were granted on November 1, 2017 and the amount represents 67,889 time-based RSUs which vest ratably over three years and 135,778 performance-based RSUs which cliff vest at the end of the three years, subject to performance achievement based on absolute and relative Total Stockholder Return. Amounts reported in this column for all other Named Executive Officers other than Mr. Sambrooks represent time-based RSUs granted on October 21, 2016. Unless provided for otherwise under the terms of any applicable employment agreement with the Company, the time-based RSUs vested as to 1/6 of the award on April 21, 2017, an additional 1/6 of the award vested on October 21, 2017, an additional 1/3 of the award will vest on October 21, 2018, and the final 1/3 of the award will vest on October 21, 2019.  For Mr. Elkins, the amount represents 67,705 time-based RSUs that immediately vested upon his termination from the Company.

(3)                                 For purposes of determining the amount shown for Mr. Sambrooks, the value of Mr. Sambrooks’ unvested performance-based RSUs was calculated based upon the number of performance-based RSUs awarded to him at threshold performance (50%), multiplied by closing share price of the common stock of the Company on December 29, 2017 of $16.58 per share.  The amount attributable to Mr. Sambrooks’ unvested time-based RSUs was calculated by multiplying the number of time-based RSUs by the closing share price of the common stock of the Company on December 29, 2017 of $16.58 per share.  The amounts reflected in this column for the Named Executive Officers other than Mr. Sambrooks represent the market value of restricted stock unit awards granted to the Named Executive Officers, calculated based on the closing share price of the common stock of the Company on December 29, 2017 of $16.58 per share.

Option Exercises and Stock Vested

The table below sets forth, for each Named Executive Officer, information about exercises of stock options and lapses of restrictions on restricted stock awards during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1)(#)	Value Realized on Vesting (2)($)
David J. Sambrooks	—	—	—	—
Frederic F. Brace	—	—	131,773	2,031,464
Richard W. McCullough	—	—	9,367	156,891
Nelson M. Haight	—	—	15,865	297,469
Scott C. Weatherholt	—	—	15,858	265,610
Amelia K. Harding	—	—	12,414	207,927
Mitchell G. Elkins	—	—	33,848	566,934

(1)         Represents the total number of shares acquired on vesting before the sale of vested shares traded for taxes in connection with the vesting of the underlying equity award.

(2)         The value realized with respect to vesting of restricted stock awards is based on the closing price per share of the Company’s Common Stock on the date of vesting of the awards.

Terminations of Employment

Terminations of Employment During 2017

Mr. Haight’s employment with us terminated effective June 15, 2017. We entered into a separation agreement with Mr. Haight, described in more detail above in the section entitled “Severance Arrangements.”  The table below reflects the full value of all amounts paid to Mr. Haight in connection with his termination of employment.

Named Executive Officer	Salary Continuation ($)	Annual Bonus ($)	Accrued Vacation ($)	Stock Options ($)	Restricted Stock ($)(1)	COBRA Premium Reimbursement ($)	Total ($)
Nelson M. Haight	0	N/A	43,268	0	N/A	N/A	43,268

Mr. Brace resigned from his position as the Company’s President and Chief Executive Officer effective November 1, 2017.  The terms of Mr. Brace’s resignation and the payments associated therewith are described in more detail above in the section entitled “Severance Arrangements.” The table below reflects the full value of all amounts paid to Mr. Brace in connection with his termination of employment under the terms of the Brace Employment Agreement.

Named Executive Officer	Salary Continuation ($)	Annual Bonus at STIP Target ($)	Accrued Vacation ($)	Stock Options ($) (1)	Restricted Stock ($) (2)	COBRA Premium ($)	Total ($)
Frederic F. Brace	331,266	563,836	94,231	0	1,619,845	4,160	2,613,338

(1)                           Mr. Brace had until April 27, 2018 (which is 180 days from his termination date) to exercise his vested stock options.

(2)                           The value reported above for the acceleration of unvested restricted stock is calculated based on closing market price of our common shares on the date of the executive’s termination of employment.

Terminations of Employment During 2018

Mr. Elkins’ employment with us ended on January 23, 2018. We entered into a separation agreement with Mr. Elkins, described in more detail above in the section entitled “Severance Arrangements.” The table below reflects the full value of all amounts paid to Mr. Elkins in connection with his termination of employment.

Named Executive Officer	Salary Continuation ($)	Annual Bonus at STIP Target ($)	2017 Annual Bonus ($)	Accrued Vacation ($)	Stock Options ($) (1)	Restricted Stock ($) (2)	COBRA Premium Reimbursement ($)	Total ($)
Mitchell G. Elkins	400,000	320,000	173,440	53,846	0	1,106,300	26,295	2,079,881

(1)                           Mr. Elkins has until August 1, 2018 (which is 180 days from his termination date) to exercise his vested stock options.

(2)                           The value reported above for the acceleration of unvested restricted stock is calculated based on closing market price of our common shares on the date of the executive’s termination of employment.

Estimated Payments Due Pursuant to Existing Agreements

As discussed in “Compensation Discussion and Analysis—Employment Agreements,” the Company maintains employment agreements with certain Messrs. Sambrooks and Weatherholt, as well as with Ms. Harding that provide for potential severance payments upon a termination of the executive’s employment under various circumstances.

If Mr. Sambrooks’ employment is terminated by the Company without Cause or by Mr. Sambrooks for Good Reason during the term of the Sambrooks Employment Agreement, Mr. Sambrooks will be entitled to a lump-sum cash payment which will consist of the following items: (i) the Accrued Obligations, (ii) the Accrued Incentives, and (iii) a cash payment equal to the sum of two times his base salary plus the target bonus. Additionally, Mr. Sambrooks will be entitled to continued monthly payment for eighteen (18) months of an amount equal to the cost of medical, dental and vision coverage for him and his family, to vest in the next tranche of time-vested equity incentive awards that would otherwise vest if not for his termination and to vest in a pro rata portion of any performance-based equity incentive awards outstanding on the date of termination. The following table displays the value of the severance payments described in the preceding sentence for Mr. Sambrooks, assuming that an eligible termination of employment occurred on December 31, 2017.

Name and Principal Position	Lump-Sum Payment based on Annual Bonus at STIP Target ($)	Continued Base Salary ($)	COBRA Premium Reimbursement ($)	Total ($)
David J. Sambrooks	1,200,000	1,200,000	44,517	2,444,517

If Mr. Sambrooks’ employment is terminated by the Company without Cause (as defined previously) or by Mr. Sambrooks for Good Reason and within 12 months of change of control, during the term of the Sambrooks Employment Agreement, Mr. Sambrooks will be entitled to a lump-sum cash payment, which will consist of the following items: (i) the portion of the executive’s base salary accrued through the termination to the extent not previously paid, any expense reimbursement accrued and unpaid, any employee benefits pursuant to the terms of the applicable employee benefit plan, and any accrued but unused vacation (the “Accrued Obligations”), payable within thirty (30) days after the date of termination, (ii) any accrued or vested amount arising from the executive’s participation in, or benefits under, any incentive plans (the “Accrued Incentives”), (iii) a cash payment equal the sum of two times his base salary plus the target bonus and (iv) a cash payment equal to a pro rata portion of Mr. Sambrooks Target Bonus for the year of termination, which will be prorated based on the number of days between the beginning of the applicable performance period through the date of termination. Mr. Sambrooks will also be entitled to continued monthly payment for eighteen (18) months of an amount equal to the cost of medical, dental and vision coverage for him and his family, to vest in the next tranche of time-vested equity incentive awards that would otherwise vest if not for his termination and to vest in a pro rata portion of any performance-based equity incentive awards outstanding on the date of termination.  Additionally, all of Mr. Sambrooks’ unvested awards granted to Mr. Sambrooks under the 2016 Long Term Incentive Plan, will vest.  The following table displays the value of the severance payments described in the preceding sentence for Mr. Sambrooks, assuming that an eligible termination of employment occurred on December 31, 2017 and within 12 months of change of control.

Name and Principal Position	Lump-Sum Payment based on Annual Bonus at STIP Target ($)	Continued Base Salary ($)	COBRA Premium Reimbursement ($)	Total ($)
David J. Sambrooks	1,200,000	1,200,000	44,517	2,444,517

If Mr. Weatherholt or Ms. Harding is terminated by the Company without Cause or by the executive for Good Reason during the term of the Employment Agreement, Mr. Weatherholt and Ms. Harding will be entitled to to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump sum cash payment equal to 1.0 times their base salary plus their annual target bonus and (iv) monthly payments equal to the monthly COBRA premium for Executive and his spouse and any eligible dependents for up to 12 months following their termination of employment. Additionally, if the termination of employment is by the Company without Cause or by the executive for Good Reason, all unvested awards granted to the executive under the 2016 Long Term Incentive Plan shall vest.  The following table displays the value of the severance payments described in the preceding sentence for Mr. Weatherholt and Ms. Harding, assuming that an eligible termination of employment occurred on December 31, 2017.

Name and Principal Position	Lump-Sum Payment based on Annual Bonus at STIP Target ($)	Continued Base Salary ($)	COBRA Premium Reimbursement ($)	Total ($)
Scott C. Weatherholt	262,500	350,000	42,867	655,367
Amelia K. Harding	141,000	235,000	25,139	401,139

Upon a termination of Mr. Weatherholt or Ms. Harding’s employment by the Company without Cause or by the executive for Good Reason during the term of their respective Employment Agreements and within twelve months following a change in control of us, Mr. Weatherholt and/or Ms. Harding will be entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump-sum cash payment equal to the product of (x) the annual target bonus plus the highest base salary paid to the executive during the three years immediately preceding the change in control, multiplied by (y) 2.0, and (iv) monthly payments equal to the monthly COBRA premium for executive and any eligible dependents for up to 12 months following the executive’s termination of employment. Additionally, if the termination of employment is by the Company without Cause or by the executive for Good Reason, all unvested awards granted to the executive under the 2016 Long Term Incentive Plan shall vest. The following table displays the value of the severance payments described in the preceding sentence for Mr. Weatherholt and Ms. Harding, assuming that an eligible termination of employment occurred on December 31, 2017 and within 12 months of change of control.

Name and Principal Position	Lump-Sum Payment based on Annual Bonus at STIP Target ($)	Continued Base Salary ($)	COBRA Premium Reimbursement ($)	Total ($)
Scott C. Weatherholt	525,000	700,000	42,867	1,267,867
Amelia K. Harding	282,000	470,000	25,139	777,139

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Common Stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information pursuant to the Company’s insider trading plan.

Director Compensation

In conjunction with our emergence from Chapter 11 cases, our Compensation Committee (in consultation with LB&Co.) reviewed the compensation of our non-employee directors and determined that it was appropriate to revise their compensation to provide the following compensation package:

•                  Chairman of the Board annual cash retainer: $112,500; and annual equity retainer in RSUs equivalent to $210,000;

•                  Regular Director annual cash retainer: $75,000, and annual equity retainer in RSUs equivalent to $140,000;

•                  The equity retainers for all non-employee directors will vest on the first to occur of (i) December 31, 2017, (ii) the non-employee director’s termination of directorship (other than for “Cause”), (iii) the non-employee director’s death, or (iv) the non-employee director’s disability, which our Compensation Committee believes will align our non-employee directors’ interests with those of our stockholders on an annual basis;

•                  Audit Committee Chair additional retainer: $25,000, and Audit Committee member additional service retainer: $12,500;

•                  Compensation Committee Chair additional retainer: $15,000, and Compensation Committee member additional service retainer: $7,500;

•                  Nominating Chair additional retainer: $10,000, and Nominating member additional service retainer: $5,000;

Additionally, in November 2016, all non-employee directors received a one-time grant of RSUs with a grant-date value equal to $250,000, and vesting on the first business day following the date on which the Adjusted Share Price of our common stock is equal to or greater than $30 (the “Director LTIP” award). Our Compensation Committee believes that an additional grant of equity-based awards was necessary to immediately align our non-employee directors’ interests with those of our stockholders generally, as our non-employee directors did not hold equity as of our emergence from the Chapter 11 Cases. The Director LTIP award will vest only if our share price materially increases from its price on the date the Director LTIP was granted. The Director LTIP award is subject to accelerated vesting in the event a Change in Control (as defined in our 2016 Long Term Incentive Plan) is effectuated and any unvested Director LTIP is subject to forfeiture on the first to occur of (i) the fifth anniversary of the grant date or (ii) a recipient’s termination of directorship for any reason (except for a termination as part of a change in control).

For purposes of the Director LTIP award, “Adjusted Share Price” means the sum of (a) the average of the closing prices of our common stock during the 60 consecutive trading days ending on the specified measurement date (or if such measurement date does not fall on a trading day, the immediately preceding trading day); and (b) the aggregate value of any dividends paid on shares of common stock over the period beginning on the grant date and ending on the measurement date.

Non-employee directors of the Company are permitted to defer receipt of shares of common stock issued in respect of equity-based awards until a future date chosen in the director’s discretion.  If a non-employee director elects to make a deferral under the director deferral plan, the deferral election must be for a minimum of three years and may provide for a maximum deferral of five years. In addition, subject to the non-employee director’s election, any deferred shares may be settled upon any of the non-employee director’s separation from service, death, disability, or upon a change of control of the Company.

On January 30, 2017, the Board of Directors established a CEO Search Committee to assist the Board in a search for the Company’s next Chief Executive Officer.  The Compensation Committee convened on February 8, 2017, and with input from its independent compensation consultant, established the compensation to be paid to the members of the CEO Search Committee.  Due to its potential limited duration, the CEO Search Committee had quarterly cash retainers of $35,000 for the Committee Chairman and $25,000 for the Committee members.  Because Mr. Brace served in an ex-officio capacity, he did not receive any of the retainers for his service on the Committee.

Each director is reimbursed for travel and miscellaneous expenses (i) to attend meetings and activities of our Board of Directors or its committees; and (ii) related to such director’s participation in our general education and orientation program for directors.

In November 2016, following our emergence from the Chapter 11 Cases, each non-employee director was granted (i) a proportionate amount of RSUs attributable to the fourth quarter of 2016, (ii) a grant of RSUs pursuant to the Director LTIP described above, and (iii) a grant of RSUs attributable to the applicable non-employee director’s service on our Board of Directors in 2017.

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Director LTIP Award ($)(3)	Total ($)
Alan J. Carr	125,000	262,481	146,743	534,224
Patrice D. Douglas	127,120	174,994	146,743	448,857
Todd R. Snyder	197,626	174,994	146,743	519,363
Neal P. Goldman	165,091	174,994	146,743	486,828
Michael S. Reddin	87,500	174,994	146,743	409,237
Bruce H. Vincent	133,334	174,994	146,743	455,071
Frederic F. Brace (4)	12,432	N/A	N/A	12,432

(1)                                  Includes annual cash retainer fee, board and committee meeting fees, and committee chair fees for each non-employee director during fiscal year 2017 as more fully explained in the preceding paragraphs.

(2)                                 The amounts reported in the ‘‘Stock Awards’’ column reflect the aggregate grant date fair value of restricted stock unit awards granted under our 2016 Long Term Incentive Plan on October 21, 2016, computed in accordance with FASB ASC Topic 718. The Stock Awards include (i) a pro-rata portion of the non-employee director’s annual equity award in respect of 2016, and (ii) the full amount of the non-employee director’s annual equity award in respect of 2017. Also included are the award of 100 unrestricted shares of common stock.  An additional grant was awarded in January 2018 but are not included in the amount shown in the table.

(3)                                 The amounts reported in “Director LTIP Award” reflect the amount of common stock to be awarded to the applicable non-employee director pursuant Director LTIP award, as more fully explained in the preceding paragraphs, and are valued as of December 31, 2017.

(4)                                 Mr. Brace became a non-employee director on November 1, 2017 and was entitled to a prorated payment for his services as a non-employee director for the balance of the year.

Chief Executive Officer Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. David J. Sambrooks, our Chief Executive Officer (our “Chief Executive Officer”):

For 2017, our last completed fiscal year:

•                  the median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer) was $93,489; and

•                  the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $2,727,050.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

1.             We determined that, as of December 31, 2017, our employee population consisted of approximately 129 individuals with all of these individuals located in the United States (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2018 (our “Annual Report”)). This population consisted of our full-time, part-time, and temporary employees.

(a)           We selected December 31, 2017, which is within the last three months of 2017, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

2.             To identify the “median employee” from our employee population, we compared the amount of salary, wages, and tips of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017.

(a)           In making this determination, we annualized the compensation of approximately 25 full-time employees who were hired in 2017 but did not work for us for the entire fiscal year.  Since we do not widely distribute annual equity awards to our employees, such awards were excluded from our compensation measure. As of December 31, 2017, approximately 25% of our employees had received annual equity awards.

3.             We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the “median employee.”

4.             Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $118,621. The difference between such employee’s salary, wages, tips, and overtime pay and the employee’s annual total compensation represents the estimated value of such employee’s health care benefits and company matching contributions in our Section 401(k) employee savings plan (estimated for the employee and such employee’s eligible dependents at $25,132).  Since we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments the median employee’s annual total compensation did not include amounts attributable to these arrangements.

With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report.

Based on this information, for 2017 the ratio of the annual total compensation of Mr. Sambrooks, our Chief Executive Officer, to the median of the annual total compensation of all employees was 23 to 1.

PROPOSAL TWO

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Introduction

Section 14A of the Securities Exchange Act requires public companies to conduct a separate stockholder advisory vote to approve the compensation of Named Executive Officers, commonly known as a “Say-on-Pay” proposal. Accordingly, we are asking our stockholders to approve, on an advisory, non-binding basis, the compensation paid to our Named Executive Officers, as described in the “Executive Compensation and Other Information” section of this Proxy Statement. Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Executive Compensation and Other Information—Compensation Discussion & Analysis” (the “CD&A”) section of this Proxy Statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy and the core of that philosophy is to pay our Named Executive Officers based on performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to properly incentivize future performance by rewarding the achievement of established goals, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short and long-term incentive compensation to reward near-term excellent performance and to encourage our Named Executive Officers’ commitment to our long-range, strategic business goals. It is the intention of the Compensation Committee that our Named Executive Officers be compensated competitively as compared to other companies in the same and closely related industries while ensuring that our compensation programs are consistent with our strategy, sound corporate governance principles, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers are reasonable and not excessive. As you consider this Proposal TWO, we urge you to read the CD&A for additional details on the compensation of our Named Executive Officers, including information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures.

As an advisory vote, Proposal TWO is not binding on our Board of Directors or the Compensation Committee and will not require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Text of the Resolution to be Adopted

We are asking stockholders to vote “For” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Vote Required

Approval of Proposal TWO requires the affirmative vote of the holders of a majority of the shares of common stock of the Company, voting together as a single class, present in person or by proxy at the Annual Meeting and entitled to vote on the matter. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this Proposal TWO will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes are not treated as entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, no member of the Compensation Committee served as an executive officer of the Company. During 2017, there were no Compensation Committee interlocks with other companies.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Board of Directors has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by the NYSE and (iii) financially literate. In addition, Mr. Vincent qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter initially approved by the Board on October 21, 2016, which is reviewed annually.

Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the independence and performance of our independent registered public accounting firm.

The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 16, Communications with Audit Committees.

Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Audit Committee of the Board of Directors

Bruce H. Vincent (Chairman)
Todd R. Snyder
Patrice D. Douglas

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines cover the following principal subjects:

•                  role and functions of the Board of Directors and its Chairman;

•                  qualifications and independence of directors;

•                  size of the Board of Directors and director selection process;

•                  committee functions and independence of committee members;

•                  meetings of non-employee directors;

•                  self-evaluation;

•                  ethics and conflicts of interest (a copy of the current “Code of Business Conduct and Ethics” is posted on the Company’s website at www.midstatespetroleum.com);

•                  Compensation of the Board of Directors;

•                  succession planning;

•                  access to senior management and to independent advisors;

•                  new director orientation; and

•                  continuing education.

The “Corporate Governance Guidelines” are posted on the Company’s website at www.midstatespetroleum.com. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company’s Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its review, consideration, and approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

Mr. Carr has served as Chairman of the Board of Directors since October 21, 2016. David J. Sambrooks was appointed as a director and became our President and Chief Executive Officer on November 1, 2017.

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-employee directors consider the Board’s leadership structure on an annual basis.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including Mr. Carr, the Board’s Chairman), any committee of the Board, or our non-employee directors as a group, by writing to them c/o Corporate Secretary, Midstates Petroleum Company, Inc., 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma, 74103. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each non-employee director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that Messrs. Carr, Goldman, Reddin, Snyder, Vincent and Mrs. Douglas are independent.  Due to Mr. Brace previously serving in the role of President and Chief Executive Officer of the Company during 2017, Mr. Brace does not qualify as an independent director of the Company under the independence standards of the NYSE.

In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that (i) Messrs. Vincent, Snyder and Mrs. Douglas are independent, as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE applicable to members of the Audit Committee and (ii) Messrs. Carr, Goldman and Reddin are independent under the standards set forth by the NYSE applicable to members of the Compensation Committee.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert upon emergence in October 2016, again in February 2017 and most recently in February 2018. The Board of Directors determined that each of the Audit Committee members is financially literate and that Mr. Vincent is an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

Except as discussed below, the Board of Directors as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks. For example, the Board of Directors:

•                  oversees management of the Company’s commodity price risk through regular review with executive management of the Company’s derivatives strategy, and the oversight of the Company’s policy that limits the Company’s authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval;

•                  has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions; and

•                  reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present for Board review significant departures from those plans.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. Management and the Company’s independent registered public accountants report regularly to the Audit Committee on those subjects. The Board of Directors does not consider its role in oversight of the Company’s risk management function to be relevant to its choice of leadership structure.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. All of our directors attended our 2017 Annual Meeting. We anticipate that all of our directors will attend the 2018 Annual Meeting.

Hedging Policy

Because the Company believes that it is improper and inappropriate for its directors or executive officers to engage in short-term or speculative transactions involving the Company’s securities, the Company’s insider trading policy prohibits any of its directors or executive officers from engaging in hedging transactions or other transactions involving any derivative securities of the Company.

Stock Ownership Requirements

The Board of Directors believes that directors should own and hold common stock of the Company to further align their interests and actions with the interests of the Company’s stockholders. In this regard, the Board has adopted minimum Director Stock Ownership Guidelines (the “Guidelines”). The Guidelines apply to the non-employee directors of the Company.

The Guidelines require directors of the Company to own 10,000 Qualifying Shares (as defined below) (the “Required Stock Holdings”). Absent certain instances of severe hardship (as determined by the Compensation Committee), non-employee directors are prohibited from selling any shares of Company stock unless such non-employee director is in compliance with the Guidelines. Notwithstanding the preceding sentence, non-employee directors may sell or otherwise dispose of shares of Company stock to satisfy any applicable tax withholding obligations due in connection with the vesting or payment of any restricted stock units or deferred stock units.

Stock that counts toward satisfaction of these Guidelines includes each the following (each, the “Qualifying Shares”): (i) Company stock purchased on the open market, (ii) vested and unvested restricted stock units, (iii) restricted stock units deferred pursuant to the Company’s Directors Deferred Compensation Plan (“deferred stock units”) and (iv) Company stock beneficially owned in a trust, by a spouse and/or minor children. Notwithstanding the foregoing, shares of Company stock that non-employee directors may receive pursuant to the Company’s Director Long Term Incentive Plan are not included as Qualifying Shares for Guidelines purposes.

Non-employee directors are required to achieve ownership of the Required Stock Holdings within two (2) years after the later to occur of the adoption of the Guidelines or after first becoming a non-employee director. Once achieved, ownership of the Required Stock Holdings must be maintained for as long as the non-employee director is subject to the Guidelines.

Compliance with this policy by each non-employee director is reviewed by the Compensation Committee on an annual basis. There may be instances where the Guidelines would place a severe hardship on a non-employee director. In such instances, the Compensation Committee will make the final decision as to developing an alternative stock ownership guideline for the non-employee director that reflects both the intention of the Guidelines and the personal circumstances of the non-employee director. The Guidelines may be evaluated against Company needs and prevailing market practices from time to time, and may be modified or terminated by the Board of Directors of the Company. The Compensation Committee has never found a violation of this policy, so the Compensation Committee has not exercised its discretion in this regard. The Guidelines did not apply to Frederic F. Brace while he served as President and Chief Executive Officer, and Mr. Sambrooks, who is our current President and Chief Executive Officer, does not have to comply with these Guidelines, but rather will be required to comply with the Company’s Executive Stock Ownership Guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock as of April 30, 2018, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each Named Executive Officer of the Company, (iii) each director and director nominee of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103.

We have prepared the table and the related notes based on information provided in the most recent Section 16 filing, Schedule 13D or Schedule 13G filed by such person. We have not sought to verify such information. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options, restricted stock units, and any other derivative securities to acquire common stock held by that person that are currently exercisable or convertible within 60 days after the date of this Proxy Statement. The shares issuable under any such securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

As of April 30, 2018, 25,153,181 shares of our common stock were outstanding.

Name of Person or Identity of Group	Number of Shares	Percentage of Class
5% Stockholders:
Fir Tree funds (1)	6,393,078	25.3
Avenue Capital funds (2)	3,494,914	13.8
Centerbridge funds (3)	2,741,947	10.9
Geode Capital funds (4)	1,984,295	7.9
Aristeia Capital LLC (5)	1,508,674	5.1

Directors, Director Nominees and Named Executive Officers:
Alan J. Carr (6)	26,563	*
Frederic F. Brace (7)	92,641	*
Patrice D. Douglas (8)	17,742	*
Neal P. Goldman (9)	17,742	*
Michael S. Reddin (10)	17,742	*
Todd R. Snyder (11)	17,742	*
Bruce H. Vincent (12)	17,742	*
David J. Sambrooks (13)	67,889	*
Scott C. Weatherholt (14)	84,961	*
Richard W. McCullough (15)	50,347	*
Amelia K. Harding (16)	63,605	*
Nelson M. Haight (17)	11,626	*
Mitchell G. Elkins (18)	174,873	*
All directors and executive officers as a group	474,716	1.8

*                                         Less than 1%.

(1)                                 Comprised of 1,065,256 shares of common stock held directly by Fir Tree Capital Opportunity (LN) Master Fund, L.P., 3,852,002 shares of common stock held directly by Fir Tree Value (LN) Master Fund, L.P., 109,494 shares of common stock held directly by FT SOF IV Holdings, LLC, 127,358 shares of common stock held directly by FT SOF V Holdings, LLC and 1,238,968 shares of common stock held directly by FT SOF VII AIV Holdings I, LLC. Fir Tree Inc., is the investment manager for the foregoing entities, has the shared power to vote or direct the voting, and to dispose or direct the disposition of, the shares of our common stock beneficially owned by each of the foregoing entities. The principal address of these entities is 55 West 46th Street, 29th Floor, New York, NY 10036.

(2)                                 Comprised of 3,494,914 shares of common stock held directly by Avenue Energy Opportunities Fund, L.P. (“Avenue Energy Opportunities Fund”). Avenue Energy Opportunities Partners, LLC is the general partner of Avenue Energy Opportunities Fund. GL Energy Opportunities Partners, LLC is the managing member of Avenue Energy Opportunities Partners, LLC. Avenue Capital Management II, L.P. is the investment adviser to Avenue Energy Opportunities Fund, L.P. Avenue Capital Management II GenPar, LLC is the general partner of Avenue Capital Management II, L.P. Marc Lasry is the managing member of GL Energy Opportunities Partners, LLC and Avenue Capital Management II GenPar,

LLC. Each of the foregoing individuals and entities share the power to vote common stock held by Avenue Energy Opportunities Fund. The principal address of the foregoing individuals and entities is 399 Park Avenue, 6th Floor, New York, NY 10022.

(3)                                 Includes 1,945,529 shares of common stock (including 205,232 shares of common stock issuable upon exercise of warrants) held by Centerbridge Credit Partners Master AIV IV, L.P. (“Master AIV IV”) and 796,418 shares of common stock (including 94,768 shares of common stock issuable upon exercise of warrants) held directly by Centerbridge Special Credit Partners II AIV III, L.P. (“SC II AIV III”). Centerbridge Credit Partners Offshore General Partner, L.P. (“Credit GP”) is the general partner of Master AIV IV. Centerbridge Credit Cayman GP, Ltd. (“Credit Cayman GP”), as the general partner of Credit GP, has the power to vote and invest the common stock held by Master AIV IV. Centerbridge Special Credit Partners General Partner II, L.P. (“SC II GP”) is the general partner of SC II AIV III. CSCP II Cayman GP Ltd. (“SC II Cayman GP”), as the general partner of SC II GP, has the power to vote and invest the common stock held by SC II AIV III. Mark T. Gallogly and Jeffrey H. Aronson, indirectly, through various intermediate entities, control each of Master AIV IV and SC II AIV III. Each of Credit GP, Credit Cayman GP, SC II GP, SC II Cayman GP, Mr. Gallogly and Mr. Aronson disclaims beneficial ownership of such securities. The principal address of the foregoing individuals and entities is 375 Park Avenue, 12th Floor, New York, NY 10152.

(4)                                 Comprised of 1,984,295 shares of common stock owned or issuable upon exercise of warrants held by Geode Diversified Fund, a Segregated Account of Geode Capital Master Fund Ltd. Geode Capital Management LP is the investment manager for the foregoing entity, has the shared power to vote or direct the voting, and to dispose or direct the disposition of, the underlying shares of our common stock beneficially owned by the foregoing entity. The principal address of these entities is One Post Office Square, 20th Floor, Boston, Massachusetts 02109.

(5)                                 Includes 224,000 shares issuable upon exercise of warrants. The principal address of this entity is:  One Greenwich Plaza, 3rd Floor, Greenwich, Connecticut 06830.

(6)                                 Includes 100 shares of common stock and 13,351 time-based RSUs granted upon the Emergence Date for 2016 and 2017, and an award of 13,112 time-based RSUs granted for 2018 on January 2, 2018.

(7)                                 Includes 100 shares of common stock and 131,773 time-based RSUs that vested in full upon his termination as Chief Executive Officer effective as of November 1, 2017 less 47,973 shares traded for taxes in connection with the accelerated vesting.  Also included is an award of 8,741 time-based RSUs granted on January 2, 2018 for service as a director during 2018.

(8)                                 Includes 100 shares of common stock and 8,901 time-based RSUs granted upon Emergence for 2016 and 2017, and an award of 8,741 time-based RSUs granted on January 2, 2018 for service as a director during 2018.

(9)                                 Includes 100 shares of common stock and 8,901 time-based RSUs granted upon Emergence for 2016 and 2017, and an award of 8,741 time-based RSUs granted on January 2, 2018 for service as a director during 2018.

(10)                          Includes 100 shares of common stock and 8,901 time-based RSUs granted upon Emergence for 2016 and 2017, and an award of 8,741 time-based RSUs granted on January 2, 2018 for service as a director during 2018.

(11)                          Includes 100 shares of common stock and 8,901 time-based RSUs granted upon Emergence for 2016 and 2017, and an award of 8,741 time-based RSUs granted on January 2, 2018 for service as a director during 2018.

(12)                          Includes 100 shares of common stock and 8,901 time-based RSUs granted upon Emergence for 2016 and 2017, and an award of 8,741 time-based RSUs granted on January 2, 2018 for service as a director during 2018.

(13)                          Includes 67,889 time-based RSUs.

(14)                          Includes 100 shares of common stock and 15,958 time-based RSUs that vested less 7,185 shares traded for taxes in connection with vesting, 60,330 unvested time-based RSUs, and 15,858 vested stock options.

(15)                          Includes 100 shares of common stock, 9,367 time-based RSUs that vested less 2,995 shares traded for taxes in connection with vesting, 3,302 shares sold in May 2017, 37,810 unvested time-based RSUs, and 9,367 vested stock options.

(16)                          Includes 100 shares of common stock, 12,414 time-based RSUs that vested less 6,166 shares traded for taxes in connection with vesting, 44,843 unvested time-based RSUs, and 12,414 vested stock options.

(17)                          Includes 100 shares of common stock, 15,865 time-based RSUs that vested less 4,339 shares traded for taxes in connection with vesting.  Number of shares beneficially owned is based upon the last Section 16 report filed with respect to a reporting person or information otherwise known to the company.  Because Mr. Haight is no longer with the Company as of April 30, 2018, his shares beneficially owned were excluded from the calculation of all directors and officers as a percentage.

(18)                          Includes 100 shares of common stock, 101,553 time-based RSUs that vested less 28,333 shares traded for taxes in connection with vesting, and 101,553 unvested stock options.  Number of shares beneficially owned is based upon the last Section 16 report filed with respect to a reporting person or information otherwise known to the company.  Because Mr. Haight is no longer with the Company as of April 30, 2018, his shares beneficially owned were excluded from the calculation of all directors and officers as a percentage.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2017.

TRANSACTIONS WITH RELATED PERSONS

Procedures for Review, Approval and Ratification of Related Person Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•                  any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of its directors;

•                  any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s common stock;

•                  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Company’s common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company’s common stock; and

•                  any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Board of Directors has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company’s proxy statement and make a determination regarding the initial authorization or ratification of any such transaction.

The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of the Company’s participation in such transactions under the Company’s written Related Persons Transaction Policy adopted by the Board of Directors at the time of our initial public offering in April 2012 and ratified by the Board of Directors on October 21, 2016, which pre-approves or ratifies (as applicable) certain related person transactions, including:

•                  any employment by the Company of an executive officer if his or her compensation is required to be reported in the Company’s proxy statement under Item 402;

•                  director compensation that is required to be reported in the Company’s proxy statement under Item 402;

•                  any transaction with another company or which a Related Person’s relationship is an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares if the aggregate amount involved for any particular service does not exceed the greater of $500,000 or 25% of that company’s total annual revenues; and

•                  charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director if the aggregate amount involved does not exceed the lesser of $200,000 or 10% of the charitable organization’s total annual receipts.

In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee shall take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in the Company’s filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

There were no related persons transactions since January 1, 2017 which were required to be reported in “Transactions with Related Persons,” where the procedures described above did not require review, approval or ratification or where these procedures were not followed. In addition, since January 1, 2017, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the Company’s directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation and Other Information,” and the transactions described or referred to below.

Transactions with Related Persons

Registration Rights Agreement

On the October 21, 2016, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of the pre-emergence creditors that received shares of our common stock (the “Holders”), as provided in the aforementioned plan of reorganization. The Registration Rights Agreement provides resale registration rights for the Holders’ Registrable Securities (as defined in the Registration Rights Agreement).

Pursuant to the Registration Rights Agreement, the Company is required to file a Shelf Registration Statement (as defined in the Registration Rights Agreement) with respect to the Registrable Securities within 90 days of the Effective Date. On January 18, 2017, the Company filed a Registration Statement on Form S-1, which went effective on February 10, 2017, and on March 29, 2018, the Company converted the Registration Statement on Form S-1 to a Registration Statement on Form S-3.  The Company is required to maintain the effectiveness of any such registration statement until the Registrable Securities covered by the registration statement are no longer Registrable Securities.

Additionally, holders have customary demand, underwritten offering and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement. Under their demand registration rights, Qualified Holders (as defined in the Registration Rights Agreement) may request us to register all or a portion of their Registrable Securities, including on a delayed or continuous basis under Rule 415 of the Securities Act, provided that such offering is expected to yield aggregate gross proceeds of at least $25 million and we are not otherwise in violation of our obligation to file a Shelf Registration Statement. Under their underwritten offering registration rights, Holders also have certain rights to demand that the Company effectuate the distribution of any or all of their Registrable Securities by means of an underwritten offering pursuant to an effective registration statement. The Company shall not be obligated to effect more than four underwritten offerings in any twelve-month period and the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be sold in such underwritten offering, in the good faith judgment of the managing underwriters, must be at least $25 million. The Company is not obligated to file a registration statement pursuant to a demand notice or conduct an underwritten offering pursuant to a demand notice within 90 days of either a demand registration or an underwritten offering. The Registration Rights Agreement also provides customary piggyback registration rights.

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay or withdraw a registration statement under certain circumstances. The Company will generally pay all registration expenses in connection with our obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods and, if an underwritten offering is contemplated, limitations on the number of shares to be included in the underwritten offering that may be imposed by the managing underwriter.

The obligations to register shares under the Registration Rights Agreement will terminate with respect to the Company and each Holder on the first date upon which the Holder no longer owns any Registrable Securities.

Drilling Operations.

Throughout 2017, the Company has contracted with Elkins Drilling Solutions, LLC to provide services for drilling operations in the Mississippian Lime basin. Elkins Drilling Solutions, LLC is a limited liability company of which the president, Chris Elkins, is the son of Mitchell Elkins, our former Executive Vice President - Operations. For the fiscal year 2017, the Company paid $0.3 million to Elkins Drilling Solutions, LLC for contracted services. The Audit Committee reviewed and approved the Company’s participation in these transactions, pursuant to the process described above.

Completion Operations.

During the year ended December 31, 2017, the Company entered into an arrangement with EcoStim Energy Solutions, Inc. (“EcoStim”) for well stimulation and completion services. EcoStim is an affiliate of Fir Tree Inc., an entity holding approximately 25.3% of the Company’s outstanding common stock. For the year ended December 31, 2017, the Company paid approximately $11.6 million to EcoStim for services provided and owed EcoStim an additional $2.1 million which was paid subsequent to December 31, 2017.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the independent registered public accounting firm of the Company for 2018. The 2017 audit of the Company’s consolidated financial statements was completed on March 14, 2018.

The Board of Directors is submitting the appointment of Grant Thornton LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment of that firm as the Company’s independent registered public accounting firm.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. The stockholders’ ratification of the appointment of Grant Thornton LLP does not limit the authority of the Audit Committee to change the Company’s independent registered public accounting firm at any time.

Audit and Other Fees

The table below sets forth the aggregate fees billed by Grant Thornton LLP, the Company’s independent registered public accounting firm, for the last two fiscal years (in thousands):

	2017	2016
Audit Fees (1)	$1,042,403	$1,452,098
Audit-related Fees (2)	0	0
Tax Fees (3)	138,136	151,598
All Other Fees	0	0
Total	$1,180,539	$1,603,696

(1)                                 Audit fees represent fees for professional services provided in connection with: (a) the annual audit of the Company’s consolidated financial statements; (b) the review of the Company’s quarterly consolidated financial statements; and (c) review the Company’s other filings with the SEC including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the years ended December 31, 2017 and 2016.

(2)                                 Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements not reported under “Audit Fees.”

(3)                                 Includes fees for tax services in connection with tax compliance, tax planning, and advice, and consultation on tax matters.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of Grant Thornton LLP’s audit, audit-related, tax and other services. For the years ended December 31, 2016 and December 31, 2017, respectively, the Audit Committee pre-approved 100% of the services described above under the captions “Audit Fees,” “Audit-related Fees,” “Tax Fees” and “All Other Fees.”

The Company expects that representatives of Grant Thornton LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for 2018.

STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for action at the 2019 annual meeting of stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than December 28, 2018 unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.

Any stockholder of the Company who desires to submit a proposal for action at the 2019 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between February 1, 2019 and March 2, 2019, unless the Company notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by the Company within a reasonable time, the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.

“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board of Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.

The Nominating and Governance Committee’s charter requires consideration of the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board of Directors. In that regard, the Nominating and Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Nominating and Governance Committee believes it has achieved that balance through the representation on the Board of Directors of members having experience in the oil and gas industry, accounting and investment analysis, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers. In addition, the Nominating and Governance Committee from time to time may engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2019 if that nomination is submitted in writing, and received between February 1, 2019 and March 2, 2019, to Midstates Petroleum Company, Inc., 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103, Attention: Corporate Secretary. The Company will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

•                  the nominee’s name, address and other personal information;

•                  the number of shares of each class and series of stock of the Company held by such nominee;

•                  the nominating stockholder’s name, residential address and telephone number, and business address and telephone number; and

•                  all other information required to be disclosed pursuant to the Company’s bylaws and Regulation 14A of the Exchange Act.

Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Broadridge Financial Solutions to tabulate votes for a fee estimated not to exceed $20,000. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Tulsa, Oklahoma, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

STOCKHOLDERS SHARING AN ADDRESS

We will deliver only one Proxy Statement and Annual Report to Stockholders to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, an additional copy of the Proxy Statement and Annual Report to Stockholders to a stockholder at a shared address to which a single copy has been delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Proxy Statement and Annual Report to Stockholders by contacting us at the following address or phone number: Midstates Petroleum Company, Inc., 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103, Attention: Corporate Secretary. Conversely, if multiple stockholders sharing an address receive multiple Proxy Statements and Annual Reports to Stockholders and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

PROXY MATERIALS ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report to Stockholders for the year ended December 31, 2017, is being made available to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

 MIDSTATES PETROLEUM COMPANY, INC. 321 SOUTH BOSTON AVE. SUITE 1000 TULSA,OKLAHOMA 74103 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 000 The Board of Directors recommends you vote FOR proposals 2 and 3. ForAgainst Abstain 2. To approve, on a non-binding advisory basis, the compensation of our named executive officers. 3. To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accountants for 2018. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. 0000382208_1 R1.0.1.17 000 000 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

MIDSTATES PETROLEUM

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

____

Nominees

01 David J. Sambrooks 02 Alan J. Carr 03 Frederic F. Brace 04 Patrice D. Douglas 05 Neal P. Goldman
06 Michael S. Reddin 07 Todd R. Snyder 08 Bruce H. Vincent

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000382208_1 R1.0.1.17

0000382208_2 R1.0.1.17 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, and Shareholder Letter are available at www.proxyvote.com . MIDSTATES PETROLEUM COMPANY, INC. Annual Meeting of Stockholders June 1, 2018 9:00 AM Kirkland & Ellis LLP 300 North LaSalle, Chicago, Illinois 60654 The undersigned hereby appoints Scott C. Weatherholt, as proxy, with the full power of substitution and revocation, to represent the undersigned and to vote all of the shares of Common Stock of MIDSTATES PETROLEUM COMPANY, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 1, 2018, and any adjournment or postponement thereof, upon the matters set forth on the reverse side. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THE NAMED PROXY WILL VOTE "FOR ALL" ON THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3, AND IN HIS DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. TO BE VALID, THIS PROXY MUST BE SIGNED. Continued and to be signed on reverse side